As filed with the Securities and Exchange Commission on
                          May 18, 2006


                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM SB-2
                      REGISTRATION STATEMENT
                            UNDER THE
                      SECURITIES ACT OF 1933

                    M POWER ENTERTAINMENT, INC.
          (Name of Small Business Issuer in its Charter)

         Delaware                        9995                 76-0513297
(State of other jurisdiction      (Primary Standard       (I.R.S. Employee
    of incorporation or        Industrial Classification  Identification No.)
       Organization)                Code Number)

                       2602 Yorktown Place
                       Houston, Texas 77056
                          (212) 731-2310
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         GARY F. KIMMONS
  CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND DIRECTOR
                   M POWER ENTERTAINMENT, INC.
                       2602 YORKTOWN PLACE
                       HOUSTON, TEXAS 77056
                          (212) 731-2310
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                   Copies of communications to:

                     RICHARD I. ANSLOW, ESQ.
                       ANSLOW & JACLIN, LLP
                   195 ROUTE 9 SOUTH, SUITE 204
                   MANALAPAN, NEW JERSEY 07726
                  TELEPHONE NO.: (732) 409-1212
                  FACSIMILE NO.: (732) 577-1188


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                       PROPOSED    PROPOSED
                                       MAXIMUM     MAXIMUM
TITLE OF EACH CLASS                    OFFERING    AGGREGATE     AMOUNT OF
OF SECURITIES TO BE   AMOUNT TO BE     PRICE PER   OFFERING      REGISTRATION
REGISTERED            REGISTERED       SHARE       PRICE         FEE
--------------------  ---------------  ----------  ------------  ------------
Common Stock,
par value $.001
per share (1)         625,000,000 (3)   $.01       $6,250,000    $    735.63

Common Stock,
par value $.001
per share (2)          30,000,000       $.10       $3,000,000    $    353.10
--------------------  ---------------  ----------  ------------  -------------
Total                 655,000,000                  $9,250,000    $  1,088.73
------------------------------------------------------------------------------

1. Represents shares of common stock issuable in connection with the conversion of promissory notes aggregating a maximum of $2,000,000 in accordance with a Securities Purchase Agreement dated April 18, 2006 between us and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC, respectively. We are required to register 225% of the estimated amount of shares of common stock issuable in connection with the conversion of the callable secured convertible note (or 625,000,000 shares of common stock) calculated to be due upon conversion of the maximum amount of promissory notes aggregating $2,000,000. The price of $.01 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act and is based on the estimated conversion price of the callable secured convertible notes ($.012 was the closing price on the date the transaction closed less a 60% discount).

2. Represents shares of common stock issuable in connection with the exercise of our Warrants held by the following selling security holders:
     AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC, respectively. The price of $.10 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act and is based on the exercise price of the Warrants.

3. The number of shares being registered for the conversion of the callable secured convertible notes is 625,000,000 based on the following: closing stock price of $.012 divided by the full subscription price of $2,000,000 (166,666,667) divided by .60 (or a 40% discount). This results in 277,777,777 shares. We are required to register 225% of the conversion shares. Therefore 225% of 277,777,777 equal the registered share amount of 625,000,000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY   , 2006.

                   M POWER ENTERTAINMENT, INC.

           625,000,000 SHARES OF COMMON STOCK ISSUABLE
             UPON THE CONVERSION OF PROMISSORY NOTES

30,000,000 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS

Our selling security holders are offering to sell 625,000,000 shares of common stock issuable upon the conversion of promissory notes and 30,000,000 shares of common stock issuable upon the exercise of Warrants.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus is May 18, 2006

Our shares of common stock are quoted on the OTC Bulletin Board under the symbol "MPWE." The last reported sale price of our common stock on May 18, 2006 was $.007.

We will receive no proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants.

-----------------------------------------------------------------------------

                        TABLE OF CONTENTS


                                                                        Page #

ABOUT US.....................................................................6

RISK FACTORS.................................................................7

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................10

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION...................11

BUSINESS....................................................................13

LEGAL PROCEEDINGS...........................................................20

MANAGEMENT..................................................................21

EXECUTIVE COMPENSATION......................................................23

PRINCIPAL STOCKHOLDERS......................................................26

SELLING STOCKHOLDERS........................................................27

PLAN OF DISTRIBUTION........................................................29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................30

DESCRIPTION OF SECURITIES...................................................30

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE..................................................32

TRANSFER AGENT..............................................................32

EXPERTS.....................................................................32

LEGAL MATTERS...............................................................32

FINANCIAL STATEMENTS...................................................F-1, 33

                             ABOUT US


             HOW WE ARE ORGANIZED AND OUR OPERATIONS

We were incorporated in Delaware on February 26, 1988 under the name Technicraft Financial, Ltd. In October 1991, we changed our name to LBM-US, Inc. In August 1994, we acquired GK Intelligent Systems, Inc. and adopted that name.

During our initial years, our business was concentrated in advanced learning technology and products. However, we encountered difficulty securing the capital necessary to sustain our growth and brand our product. We ceased operations in June 1999 with approximately $4 million in outstanding debt. We then became dormant and had no operations until 2002. In 2002, we focused on debt elimination and corporate restructuring activities. These issues were essentially resolved by the end of 2002.

From 2003 to the end of 2005, we pursued a new business strategy that focused on the entertainment marketplace. In 2003, we formed three wholly-owned subsidiary companies, Smart One Learning Systems, Inc., Recording Artists Worldwide, Inc. and The Baseball Club, Inc. These subsidiaries are currently dormant. On May 18, 2005, we changed our name to M Power Entertainment, Inc. This was done to reflect an anticipated business emphasis in the entertainment marketplace.

Our current business activities are to plans to create a lifestyle information/entertainment portal named "Doorways" designed to offer an enhanced form of interactivity and support for today's visually-oriented web surfing community. "Doorways" will also serve as a central forum for new media e-commerce business-to-consumer product marketing, customer support and distribution. The creation of "Doorways" will reflect our mission to help people live life to the fullest by providing relevant, accessible help, guidance and support. We will use "Doorways" to sell and distribute entertainment content. We intend to acquire technical and entertainment production companies who can assist us with "Doorways" development and will use it to create and sell entertainment content.

                     Summary Financial Data

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis," "Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for December 31, 2005 and 2004 are derived from our December 31, 2005 and December 31, 2004 audited financial statements and the statement of operations and balance sheet date for March 31, 2006 and 2005 are derived from our March 31, 2006 and March 31, 2005 unaudited financial statements.

------------------------------------------------------------------------------
                                                           For the       For the
                              For the year   For the year  three month   three month
                              ended          ended         period ended  period ended
                              December 31,   December 31,  March 31,     March 31,
                              2005(Restated) 2004          2006          2005
----------------------------  -------------- ------------- ------------- -------------
STATEMENT OF OPERATIONS

Revenues                      $          -0- $         -0- $         -0- $         -0-
Net Income (Loss)             $ (13,857,536) $ (4,656,826) $ (1,354,815) $   (646,037)
General and
 Administrative Expenses      $      91,115  $     71,334  $     66,615  $     33,374
Net Income (Loss) Per Share   $        (.71) $     (10.62) $       (.03) $       (.51)
--------------------------------------------------------------------------------------

                                6



      --------------------------------------------------------------------------
                                           December 31,     March 31,
                                           2005 (Restated)  2006
     ------------------------------------ ---------------  -------------
     BALANCE SHEET DATA

     Cash                                 $       75,928   $        644
     Total Current Assets                 $       75,928   $        644
     Total Assets                         $       84,927   $      9,504
     Total Liabilities                    $    1,232,611   $  1,321,316
     Stockholders' Equity (Deficit)       $   (1,147,684)  $ (1,311,812)


                      WHERE YOU CAN FIND US

Our executive offices are located at 2602 Yorktown Place, Houston, Texas 77056. Our telephone number is (212) 731-2310 and our facsimile number is
(832)565-9290.

                     SECURITIES OFFERED BY US

We are not offering any securities. All shares being registered are for our selling security holders.

                           RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Unless the context indicates otherwise, references in this prospectus to "we", "our", "us", "the Company" "M Power Entertainment, Inc." or "MPWE" refer to GK INTELLIGENT SYSTEMS INC prior to May 12, 2005 and to M Power Entertainment, Inc. thereafter, and not to the selling shareholders.

SINCE OUR INCEPTION WE HAVE INCURRED LOSSES (ALTHOUGH WE HAVE PERIODICALLY BEEN PROFITABLE)WHICH WE EXPECT TO CONTINUE INTO THE FUTURE WHICH CAN SERIOUSLY IMPAIR OUR ABILITY TO CONTINUE OPERATIONS

We were incorporated in 1988. Our accumulated losses were $61,284,093 as of December 31, 2005. Although, the present funding that we have received will allow us to commence our operations in full, we will continue to incur losses in the future and there is no assurance that we will generate significant revenues or become profitable.

Based upon current plans, we expect to incur operating losses in the immediate short-term future as we prepare for the full implementation of our business plan. We anticipate expenses associated with the addition of more employees and the expansion of office space and production facilities. We cannot guarantee that we will be successful in generating sufficient revenues in the future to offset or exceed these additional costs. Failure to generate sufficient revenues will seriously impair our ability to continue operations.

NOTWITHSTANDING THE RECENT FINANCING AND FUTURE RECEIPTS OF SUCH FINANCING THAT WE MAY RECEIVE, WE MAY NEED TO RAISE ADDITIONAL FUNDS TO THE EXTENT THAT CURRENT CASH FLOWS ARE INSUFFICIENT TO FUND FUTURE ON-GOING OPERATIONS OR WE MAY BE UNABLE TO FULLY EXECUTE OUR PLAN OF OPERATION

Based on our recent financing, we anticipate that our cash flows from the financing and our operations will be adequate to satisfy our capital requirements for current operations for the next twelve (12) months. To the extent that the financing and the funds generated by our on-going operations are insufficient to fund our future operating requirements, it may be necessary to raise additional funds, through public or private financings. Without sufficient capital we will be unable to develop our clothing line fully and lack complete product development (number and variety of products and accessories for a given brand). We also will not be able to advertise our clothing sufficiently to get the wide exposure needed to our target market of teenagers. Any equity or debt financings, if available at all, may be on terms that are not favorable to us. If adequate capital is not available, we may be unable to fully execute our business plan as set forth herein.

OUR ISSUANCE OF PREFERRED SHARES AND OUR ABILITY TO ISSUE ADDITIONAL PREFERRED SHARES COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE AN INTEREST IN MANAGEMENT, TO THE POSSIBLE DETRIMENT OF HOLDERS OF COMMON STOCK.

We have issued and have available the ability to issue preferred shares which, if issued, could make it more difficult for a third party to acquire us, to the detriment of holders of shares of our common stock. Our Board of Directors may authorize and issue our authorized but yet unissued preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the previous and potential future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of our common stock.

WE DEPEND ON KEY PERSONNEL AND ATTRACTING QUALIFIED MANAGEMENT PERSONNEL AND OUR BUSINESS COULD BE HARMED IF WE LOSE PERSONNEL AND CANNOT ATTRACT NEW PERSONNEL.

Our success depends to a significant degree upon the technical and management skills of our principal officer, Gary Kimmons, our President, Chief Executive officer and Chief Financial Officer. The loss of the services of Gary likely will have a material adverse effect on our success. That success also will depend upon our ability to attract and retain additional qualified management, marketing, technical, and sales executives and personnel. Our management does not believe that we maintain adequate key person life insurance for any of our officers. We have not required our executives or employees to execute non-competition agreements with us, and those executives or employees could leave us to form or join a competitor. The loss of any of our key executives, the use of proprietary or trade secret data by former employees who compete with us, or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business.

We compete for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than we possess. There can be no assurance that we will be successful in attracting or retaining such personnel and the failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

OUR CHARTER PROVIDES FOR LIMITED LIABILITY FOR OUR DIRECTORS

Our certificate of incorporation limit and indemnify against the personal liability of our directors for monetary damages for breach of fiduciary duty of care as a director, subject to certain exceptions, to the fullest extent allowed by Delaware law. Accordingly, except in limited circumstances, our directors may not be liable to us or our stockholders for breach of this duty.

OUR RECENT FINANCING REQUIRES THIS REGISTRATION STATEMENT TO BECOME EFFECTIVE WITHIN 120 DAYS AFTER THE INITIAL CLOSING DATE OF APRIL 18, 2006 AND IF THIS FAILS TO HAPPEN WE WILL INCUR LIQUIDATED DAMAGES

We recently received financing from the selling security holders listed in this document. Such financing requires us to file this registration statement and have the registration statement declared effective by the SEC within 120 days of the closing of the financing, which occurred on April 18, 2006. If this registration statement is not declared effective by August 16, 2006, we begin incurring liquidated damages equal to 2% of the principal of the promissory notes issued for each 30 day period that this registration statement is not declared effective after August 16, 2006.

THE CONVERSION OF THE PROMISSORY NOTES BASED ON OUR RECENT FINANCING IS BASED ON AN AVERAGE OF THE CLOSING BID PRICE OF OUR INTRA DAY TRADING PRICES OF OUR COMMON STOCK OVER A CERTAIN PERIOD OF TIME PRIOR TO CONVERSION AND THE DECREASE OF THE INTRA DAY TRADING PRICE WILL RESULT IN ISSUANCE OF A SIGNIFICANT INCREASE OF SHARES RESULTING IN DILUTION TO OUR SHAREHOLDERS

The conversion of the promissory notes in our recent financing is based on the average of the lowest three intra-day trading prices of our common stock for the 20 trading days before a conversion of the promissory notes. The price of our common shares may fluctuate and the lower intra-day trading price in the future will result in a conversion ratio resulting in issuance of a significant amount of our common shares to the promissory note holders. This will result in our present shareholders being diluted.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

      . Make a suitability determination prior to selling a penny stock to the purchaser;

      .  Receive the purchaser's written consent to the transaction; and

      .  Provide certain written disclosures to the purchaser.

SELLING SHAREHOLDERS MAY IMPACT OUR STOCK VALUE THROUGH THE EXECUTION OF SHORT SALES WHICH MAY DECREASE THE VALUE OF OUR COMMON STOCK

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The selling shareholders in this registration statement could short the stock by borrowing and then selling our securities in the market, and then converting the stock through either the Note or Warrants at a discount to replace the security borrowed. Because the selling shareholders control a large portion of our common stock, the selling shareholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

SHARES ELIGIBLE FOR PUBLIC SALE IN THE FUTURE COULD DECREASE THE PRICE OF OUR SHARES OF COMMON STOCK AND REDUCE OUR FUTURE ABILITY TO RAISE CAPITAL

Sales of substantial amounts of shares of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares, or in the case of the investors in the April 2006 financing, prices below the price they converted their notes and warrants into shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently traded on the OTC Bulletin Board under the symbol "MPWE." The following table sets forth the range of high and low bid quotations for the first quarter of 2006 and for the four quarters of the years ending 2004 and 2005. These quotations as reported by the OTC Bulletin Board reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

      YEAR          QUARTER          HIGH         LOW
      -----         -------        --------     --------
      2006          First          $ 0.05       $ 0.015
      2005          Fourth           0.075*       0.05*
      2005          Third            0.40*        0.07*
      2005          Second           1.30*        0.20*
      2005          First            0.0231       0.0033
      2004          Fourth           0.04         0.02
      2004          Third            0.05         0.02
      2004          Second           0.07         0.03
      2004          First            0.07         0.03

      *  Split Adjusted

As of May 18, 2006 in accordance with our transfer agent records, we had 182 shareholders of record. Such shareholders of record held 59,753,458 shares of our common stock. In addition, we have 1,000 shares of Series D Preferred Stock issued and outstanding held by our President, Gary Kimmons. The Series D Preferred Stock entitles the holders, voting separately as a class, to have the right to vote on all shareholder matters equal to 51% of the total vote.



                            DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends. There can be no assurance that we can achieve such earnings.

                    PENNY STOCK CONSIDERATIONS

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

      . Make a suitability determination prior to selling a penny stock to the purchaser;

      .  Receive the purchaser's written consent to the transaction; and

      .  Provide certain written disclosures to the purchaser.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

On April 18, 2006, we completed a financing agreement for up to $2,000,000 with private investors. We received the first of three traunches of the funding which are expected to be completed over the course of the next several months. The first traunch of funding was in the amount of $700,000. We will be issuing to the investors secured convertible debentures totaling $2,000,000 with a 6% interest rate and a maturity date of April 18, 2009, as these traunches are received.

Twelve Month Plan of Operations

During the next 12 months, we will direct our resources to the development of the Doorways web portal. In order to achieve this goal, we will divest ourselves of any subsidiaries or other corporate relationships that do not directly support or complement the Doorways portal strategy and its development. We will enter into strategic alliances, form joint ventures and/or acquire interests in companies whose products and services integrate into the Doorways portal as technical, design, and audio/visual content components, assist storefront customers to design and implement their Doorways presences, and provide us with revenue contributions.

As the transition to the Doorways business model proceeds, we will raise 3 kinds of capital: 1) working capital to pay for professional services, evaluations, audits, and other normal corporate expenses and to provide accounting, reporting, capital access and other administrative efficiencies to the subsidiaries, joint ventures, and strategic alliances 2) acquisition and growth capital to acquire or form and grow subsidiaries, joint ventures and strategic alliances that fit Doorways' requirements, and 3) development capital for the Doorways portal technology which will involve integrating existing technologies and creating a new platform to manage the technologies to make Doorways cohesive, friendly, and informative. If the plan as outlined is achieved within 12 months, we will have raised approximately $2 million for working capital, $500,000 for technology demonstration prototype creation, and $20 million for technology development. Acquisitions, joint ventures, and strategic alliances are anticipated to require approximately $30 million of investment capital.

The corporate relationships between us, subsidiaries, joint ventures and strategic alliances will be collaborative, but decentralized so that shared functions, such as accounting are efficient, but existing, successful operations will continue without significant adjustment. New operations will require significant management and professional resources.

We are creating a lifestyle information/entertainment portal named "Doorways" designed to offer an enhanced form of interactivity and support for today's visually-oriented web surfing community.

It is our intention to pursue a strategy focusing on the company's expertise in software technology development and its existing intellectual property. Pursuant to this objective, M Power Entertainment is developing technology to support the creation of a lifestyle information/entertainment portal named "Doorways" designed to offer an enhanced form of interactivity and support for today's visually-oriented web surfing community. "Doorways" could offer a wide range of businesses a unique opportunity to present their products and services to a broader market. The "storefronts" they establish on "Doorways" will be predicated on the concept that they are bringing relevant expert assistance to consumers at their critical moment of need. This will give our business clients a chance to build clientele and strengthen their brand by engaging consumers through service and support. In doing so, our sponsoring companies will have a new way to not only retain current customers, but also reach potential new customers, close the sale, and build a long-standing relationship.

We will use "Doorways" to sell and distribute entertainment content - a $1.9 trillion market according to PricewaterhouseCoopers LLP, as reported by EchoOnLine in an article dated October 14, 2005. We intend to acquire technical and entertainment production companies who can assist us with "Doorways" development and will use it to create and sell entertainment content.

It is our opinion that the losses incurred during fiscal 2005, while significant, must be viewed within the total context of the our growth and development. The losses associated with 2005 are primarily attributable to our attempt to acquire and capitalize privately-held entertainment companies. While we have been successful in attracting and signing acquisition documents with several entities, including RS Entertainment, Corazong and Howarth, we have encountered difficulty securing capital to grow them. We attribute this problem, in part, to a capital market that did not understand or feel that it could support our entertainment-based acquisition strategy. In addition, asset valuations and audits were never completed, making it impossible to secure funds leveraging the companies' assets or net revenues.

We believe that we are solving this problem by retargeting our business strategy and focusing on our original core competency, which is our demonstrated ability to produce and distribute software for the Internet and merchandising. However, while we are refocusing our energy on Internet software technology development and marketing, we will continue to pursue our aggressive M&A strategy, searching for and bringing in successful technology and audio/visual production entities that can drive revenues and also support our "Doorways" technology initiative. In so doing, the experience we have gained with our entertainment M&A initiative in 2005 has proven to be extremely valuable, and has helped set the stage for our 2006 business activities.

Results of Operations

THREE MONTHS ENDED MARCH 31, 2006 AS COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2005.

There were no revenues for March 31, 2006 or 2005.

We had operating expenses of $1,340,614 during the quarter ending March 31, 2006 compared to $623,629 for the comparative quarter of 2005, which resulted in an increase in operating expenses of $716,985.

There was interest expense of $14,201 during the three months ended March 31, 2006 as compared to $22,408 for the quarter ended March 31, 2005. The interest is accrued on our unpaid accounts payable, accrued expenses, and notes payable. The decrease in interest expense was the result of us negotiating settlements to release portions of our debts.

Our net loss was $1,354,815 during the three months ended March 31, 2006 compared to a net loss of $646,037, incurred in the first three months of 2005.

TWELVE MONTHS ENDED DECEMBER 31, 2005 AS COMPARED TO THE TWELVE MONTHS ENDED DECEMBER 31, 2004

We had no revenues from continuing operations in 2005 or 2004. We had operating expenses of $14,440,527 during 2005 compared to $5,556,871 in 2004. The increase of $8,883,656 was due chiefly to the issuance of common stock, stock options, and warrants to various consultants for services in connection with our acquisitions and financing efforts.

We had interest expense of $79,405 during 2005 compared to $78,187 for 2004. The interest is accrued on our unpaid accounts payable, accrued expenses, and notes payable. During 2005 and 2004, we recorded a gain on release of debt due to the passing of the statute of limitations for liabilities incurred prior to our ceasing operations in 1999. The gain was $799,235 in 2005, compared to $940,283 in the preceding year. Excluding these non-cash gains our net losses would have been $14,656,771 in 2005, compared to $5,597,109 in 2004.

Liquidity

During the three months ended March 31, 2006, we used cash of $75,284 in our operations compared to using $ 111,689 in the comparative quarter of 2005. We had cash on hand of $ 644 as of March 31, 2006 and $ 35,038 at March 31, 2005.

During 2005, we used cash of $302,247 in our operations compared to $758,886 in 2004. We received $0 cash from the sale of our common stock in 2005 compared to $514,998 in 2004. We borrowed $549,109 in 2005 and $251,614 in
2004. We made repayments on loans totaling $269,109 in 2005 compared to $68,812 in 2004.

We had cash on hand of $ 75,928 as of December 31, 2005.

Off-Balance Sheet Arrangements

None.

                      BUSINESS - OUR COMPANY

                     A SUMMARY OF WHAT WE DO

History

We were incorporated in Delaware on February 26, 1988 under the name Technicraft Financial, Ltd. In October 1991, we changed our name to LBM-US, Inc. In August 1994, we acquired GK Intelligent Systems, Inc. and adopted that name.

During our initial years, our business was concentrated in advanced learning technology and products. However, we encountered difficulty securing the capital necessary to sustain our growth and brand our product. We ceased operations in June 1999 with approximately $4 million in outstanding debt. We then became dormant and had no operations until 2002. In 2002, we focused on debt elimination and corporate restructuring activities. These issues were essentially resolved by the end of 2002.

From 2003 to the end of 2005, we pursued a new business strategy that focused on the entertainment marketplace. In 2003, we formed three wholly-owned subsidiary companies, Smart One Learning Systems, Inc., Recording Artists Worldwide, Inc. and The Baseball Club, Inc. These subsidiaries are currently dormant. On May 18, 2005, we changed our name to M Power Entertainment, Inc. This was done to reflect an anticipated business emphasis in the entertainment marketplace.

A key part of our strategy during this time has been to acquire revenue-generating private companies. We acquired two companies with this objective in mind, a technical staffing company (Stellar Software Network) and a software technology consulting company (Ascendant TSG, Inc.) and attempted to acquire several others. None of these entities are with us today for various reasons, including our inability to leverage their assets and/or revenues to obtain promised funding for their continued growth.

A second factor has been our acknowledgment that our strength is our expertise in developing software technology and establishing it in the marketplace. This has led us to restructure our business plan for 2006 with a goal of building on our strength to introduce what we believe could be a new addition to Internet e-commerce. We are now focusing on information/Entertainment web portal. We will continue to pursue our acquisition objective of finding private enterprises that can support our effort, but they must meet the new criterion of supporting our technology effort.

Current Business Activities

We plan to create a lifestyle information/entertainment portal named "Doorways" designed to offer an enhanced form of interactivity and support for today's visually-oriented web surfing community. "Doorways" will also serve as a central forum for new media e-commerce business-to-consumer product marketing, customer support and distribution. The creation of "Doorways" will reflect our mission to help people live life to the fullest by providing relevant, accessible help, guidance and support.

We are targeting "Doorways" to become a resource for anyone who is actively engaged in pursuing a lifestyle - whether it's home improvement, gardening, rebuilding old cars, or sports. "Doorways" will assist the general public in solving daily problems. It also will assist the general public in buying those things that are most important and relevant to its needs and interests.

"Doorways" could offer a wide range of businesses a unique opportunity to present their products and services to a broader market. The "storefronts" they establish on "Doorways" will be predicated on the concept that they are bringing relevant expert assistance to consumers at their critical moment of need. This will give our business clients a chance to build clientele and strengthen their brand by engaging consumers through service and support. In doing so, our sponsoring companies will have a new way to not only retain current customers, but also reach potential new customers, close the sale, and build a long-standing relationship.

We will use "Doorways" to sell and distribute entertainment content - a $1.9 trillion market according to PricewaterhouseCoopers LLP, as reported by EchoOnLine in an article dated October 14, 2005. We intend to acquire technical and entertainment production companies who can assist us with "Doorways" development and will use it to create and sell entertainment content.

Background

In the first quarter of 2006, we elected to revise our previous business model, which involved making acquisitions of privately-held entertainment companies with the objective of linking them to a new form of Internet product/service distribution. We decided that the change was necessary because we had experienced difficulty raising sufficient capital for expansion, and because our attempt at leveraging the assets/revenue of our acquisitions to help them grow has been difficult as well. A third key factor in our decision is that the subsidiaries were not passing a portion of their revenues along to the parent company.

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



In place of our previous model, we plan to implement a new approach whereby we will become an Internet technology and marketing services company. We believe that this will be advantageous for us for the following reasons: First, it will give us an opportunity to leverage our previous experience with software design and development and Internet technology. Second, it will be a more focused and coherent strategy. By focusing on a single objective, we believe we can be more effective as an organization.

As an Internet technology and marketing services company, we will adopt a business model with several components. The three most important ones are:

1.    Creation and successful deployment of the "Doorways" initiative;
2. The acquisition of accretive (defined as an acquisition that is expected to increase earnings per share) Internet technology and audio-visual production entities; and
3.    The pursuit of strategic relationships with other relevant entities.

We expect to generate revenue from an effective implementation of these components. For example, it is anticipated that the "Doorways" portal could become a forum, or marketplace, for business-to-consumer e-commerce. Should this occur, we will earn a specified percentage of all sales transactions. There is also the possibility of earning consultative revenue by assisting businesses in setting up their electronic "storefronts." Third, all future acquisitions will be required to pass along a specified percentage of their net earnings to our parent company.

Because it will take a number of months or possibly years before we anticipate seeing significant revenue from "Doorways", we anticipate that we will need to find ancillary sources of capital. Our current plan is to: Secure short-term financing of $2 million (this has occurred by our recent financing). These funds will be used to pay for developing a proof-of-concept demonstration of "Doorways" is anticipated to cost approximately $500,000. Also, we will use the funds to finance our acquisition activities (valuation fees, audits, legal fees, etc.) and to cover anticipated travel expenses associated with securing the participation of businesses establishing "Doorways storefronts;" and derive a minimum of $1 million annually from subsidiary revenues

We plan to take the following actions in conjunction with our new imperative. We plan to:

..   Implement a new public relations campaign geared to bring attention to us and to "Doorways"; and
..   Foster strategic relationships with well-established entities supportive of our mission and model, and who can help us gain access to potential venture partners, capital, etc.

The Opportunity

There is an opportunity to be an active participant in the business-to-consumer Internet e-commerce marketplace. We are gearing our new portal initiative, "Doorways", to be a leader in the next generation of "e-portals." We have coined the term "personalized lifestyle commerce" to describe a fundamental shift in emphasis toward true customer relationship building, sales and service within the context of the person's unique lifestyle orientation.

Our stated mission is to help people live life to the fullest by providing relevant, accessible help, guidance and support. Pursuant to this mission, we plan to pursue a technology initiative aimed at creating an advanced lifestyle information/ entertainment portal that could change the way we seek help in managing our daily affairs. The initiative, "Doorways", would offer a unique alternative to existing Internet search engines and portals such as Google and Yahoo by introducing a new "lifestyle" search metaphor coupled with an advanced "intelligent" user interface. Together, these innovations might provide expert guidance, assistance, and support to anyone seeking help - whether it's for home improvement, gardening, car repair, sports or numerous other popular lifestyle avocations.

Aggregating expert help into a specific context, or lifestyle, the "Doorways" portal would create the possibility for searchers to access additional, context-relevant information not readily available through current search mechanisms. "Doorways" would offer an enhanced media-rich form of interactivity and support for today's visually-oriented surfing community, and ultimately could serve as a platform for distributing entertainment content. "Doorways" could also serve as a central forum for new media e-commerce Business-to-Customer product marketing, customer support and distribution.

There currently is no place for consumers to go on the Internet to obtain practical, relevant and complete help solving their daily lifestyle problems. Many believe that we've lost the type of one-on-one, highly personalized service many of us remember from the '50's and '60's. Large corporations are searching for the best way to leverage the Internet, reach consumers at a one-to-one level, engage them, close sales, and build a longstanding relationship. In view of these factors, there is an opportunity for a company to become an active participant in the business-to-consumer Internet e-commerce marketplace. We have set our sights on becoming that company.

To serve this opportunity, it will be necessary to create a portal that offers personalized service and support to consumers with lifestyle needs, problems and issues. It must also provide the kind of platform that businesses can use to deliver such a service. Whoever accomplishes this task could become a significant forum for commerce on the Internet, competing in a market which will have grown to $170 billion in 2006 according to eMarketer in a report dated May, 2005 on E-Commerce in the US: Retail Trends.

While there are currently no competitors known to offer Internet services similar to those contemplated by our "Doorways" portal, there are significant portal and search engine service providers with extensive resources that they can bring to bear, should they decide to compete with our initiative. Among these are Amazon.Com, America Online, Yahoo, Google, and approximately 200 other entities of lesser stature in the e-commerce marketplace.

To further differentiate ourselves and "Doorways" from these and other established competitors, we believe that it will be imperative for us to:

..    Create "Doorways" to be a warm, friendly and convenient place for consumers;
..    Emphasize relationship building and servitude; and
..    Become the complete resource for a broad range of lifestyles and avocations.

"Doorways" Description and Overview

When created, "Doorways" will serve as a next-generation Internet portal offering consumers an opportunity to gain new, comprehensive and immersive experiences with a chosen lifestyle (i.e., motorcycling, sailing, rock climbing, home improvement, gardening, etc.) "Doorways" will also solve as a forum for specialized problem solving related to lifestyle issues, and potentially for sales transactions stemming from solutions offered by businesses to their new customers. In addition, consumers desiring to increase their knowledge or skills related to a lifestyle aspect (i.e., how to lay tiles; build a roof; how to sew) will be able to access relevant training. "Doorways" characteristics will be:

..    A business-to-consumer e-commerce marketplace;
..    Specialized Intelligent Performance Support (IPS);
..    Intelligent querying (searches);
..    Aggregated data acquisition, management and storage; and
..    Intelligent Training Support (ITS).

The following example offers an experience that a consumer might have while using "Doorways" services:

As an example of how the "Doorways" portal might work, imagine that your hot water heater in your home is not working correctly. Unfortunately, troubleshooting malfunctioning hot water heaters is not your area of expertise. To garner the information you need, you enter the "Doorways" web portal on your laptop computer. In "Doorways", you are escorted to the Home Improvement lifestyle area, where subject matter experts representing home improvement product and service vendors offer to lend a hand. You select a local vendor who introduces John, the hot water heater troubleshooting expert. With John's knowledgeable guidance and support, you gain the expertise necessary to diagnose the nature of the problem - a worn out coil. John offers to have a new one sent over immediately from their store down the street, or they can have it waiting for you to pick up. However, you decide that maybe its time for a new and larger 75 gallon heater. John points you to their water heater manufacturer's representative, who assists you in making a purchase choice. Shortly thereafter, the new heater is on its way to your home.

While this is an example of how "Doorways" might help solve a home improvement problem, the concept of "lending a helping expert hand" to assist you in your moment of need is potentially applicable to all lifestyles and avocations. In each case, the service will be entirely free to consumers - we will be paid by vendors in the form of a percentage of each sales transaction.


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

Possible Benefits to "Doorways" Users

1. Serves as a user-friendly environment for today's visually-oriented surfers, emphasizing a sense of personalized "human" connectivity, simplicity of interaction, ease of information access and availability of experts who can help solve consumer problems.
2. Offers surfers context-relevant information previously unavailable through current search mechanisms; surfers are offered new perspectives about lifestyles they would never have thought to ask about.
3. Provides consumers with context-specific expertise for solving practical daily problems related to health, the home, family, etc.
4.  Serves as a resource for lifestyle education and personal improvement.

Possible Benefits for Participating Businesses

1. Offers emerging companies an opportunity to compete with the market-share leaders in their industry, and grow their revenues without a significant investment in physical infrastructure.
2. Offers market-share leaders a unique, affordable opportunity to attract additional new customers and more importantly, an avenue to cement a long-term relationship with existing customers by making services available 24/7/365.
3. Serves as a new platform for business commerce, delivering targeted prospects (consumers) to vendors. Offers vendors a forum for demonstrating credibility and an avenue for closing the prospective customer.
4. Provides an environment for customer relationship management and targeted marketing. Creates an avenue for personalized engagement and relationship building.

Failed Acquisitions

In July 2004, we acquired Stellar Software Network, Inc. ("Stellar"), as a wholly owned subsidiary. According to the terms of the purchase agreement, we acquired all of the issued and outstanding shares of common stock of Stellar, in exchange for 8,025,211 shares of our common stock, valued at $191,000. Stellar was a Texas corporation that hired software programmers and other technical professionals and contracts them as a staffing agency to outside companies. The acquisition of Stellar allowed us to generate our first revenues since 1999. However, due in part to the fact that Stellar's professional staffing business did not integrate well with our technology and entertainment vision for the future, the acquisition of Stellar was rescinded during the third quarter of 2005.

In August 2004, we acquired Ascendant Texas Source Group, Inc. ("TSG") as a wholly-owned subsidiary for 42,857,153 shares of our common stock valued at $1,500,000. TSG is a Texas corporation, which acted as a full service provider of quality collaborative e-business process software, process consulting, rapid web development and hosting services. In January of 2005, however, TSG lost its only significant customer and ceased operations. We engaged in litigation with the former owner of Ascendant, asserting misrepresentation of its status at the time of the sale and seeking to recover the shares issued in the transaction. This case was settled through mediation.

On January 17, 2005, we agreed to acquire Corazong Music Management B.V., a Dutch corporation for 100 shares of Series B Convertible Preferred Stock valued at $1,260,000. We also agreed to provide Corazong with a $1,500,000 line of credit to be used to develop and market its catalog and to develop new talent and artists. We failed to provide the line of credit and this acquisition was never completed.

On March 2, 2005, we agreed to acquire R.S. Entertainment, Inc., a Utah Corporation, for $1,020,000 in our common shares, or in the equivalent value of Series B preferred shares. We also agreed to provide R.S. Entertainment with a $2,500,000 line of credit. We failed to provide the line of credit and this acquisition was never completed.

On April 7, 2005, we agreed to acquire White Canyon, Inc. and Channel Access, Inc. for 1,000,000 shares of restricted Series C convertible preferred stock, each share of which could have been converted into four shares of post-split restricted common stock, or redeemed by us at $4.00 per share. The shares were issued, but other closing conditions were not satisfied and the attempt was terminated and the shares canceled.

Business Overview

Twelve Month Plan of Operations

During the next 12 months, we will direct our resources to the development of the Doorways web portal. In order to achieve this goal, we will divest ourselves of any subsidiaries or other corporate relationships that do not directly support or complement the Doorways portal strategy and its development. We will enter into strategic alliances, form joint ventures and/or acquire interests in companies whose products and services integrate into the Doorways portal as technical, design, and audio/visual content components, assist storefront customers to design and implement their Doorways presences, and provide us with revenue contributions.

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

As the transition to the Doorways business model proceeds, we will raise capital for the Doorways portal technology which will involve integrating existing technologies and creating a new platform to manage the technologies to make Doorways cohesive, friendly, and informative. If the plan as outlined is achieved within 12 months, we will have raised approximately $2 million for working capital, $500,000 for technology demonstration prototype creation, and $20 million for technology development. Acquisitions, joint ventures, and strategic alliances are anticipated to require approximately $30 million of investment capital.

The corporate relationships between us, subsidiaries, joint ventures and strategic alliances will be collaborative, but decentralized so that shared functions, such as accounting are efficient, but existing, successful operations will continue without significant adjustment. New operations will require significant management and professional resources.

Material Contracts

None.

Competitive Business Conditions

While there are currently no competitors known to offer Internet services similar to those contemplated by our proposed "Doorways" portal, there are significant portal and search engine service providers with extensive resources that they can bring to bear, should they decide to compete with our initiative. Among these are Amazon.Com, America Online, Yahoo, Google, and approximately 200 other entities of lesser stature in the e-commerce marketplace.

Technology

Intelligent Performance Support (IPS)

The Internet of the future will serve as the primary mechanism for obtaining relevant information about individuals and, based on that information, offering a new level of highly-personalized service. Those technologies that serve to enable this process will play an integral role in our lives. They will become part of our daily existence, helping us to perform our daily tasks, solve problems, raise our children, and grow as individuals. This form of service will be an observable component of what Bill Gates has referred to as "ubiquitous computing." Its technical name is "intelligent performance support", or "IPS." The IPS technology will follow us everywhere and into every imaginable situation, whether we are washing our car, or sending an astronaut into space.

We believe that we can play a key role in this evolution. Computer software featuring intelligent, highly-adaptive, user interfaces will need to be developed. The software will serve to link those who offer specialized information and services to those who need it, taking into consideration the specific context and environment in which the service is offered. It will essentially bring a "thinking" capability to the average person, looking out for the person's well-being, needs, and interests on a proactive basis. It will learn more about the person with each new interaction, thereby increasing it's ability to offer ever-improving service.

In the future, IPS will be a vital component of our daily lives. It will place an unlimited number of "virtual experts" at the fingertips of the average person, empowering the individual and bringing solutions to life's issues and problems instantaneously. It will lead to an improved quality of life for everyone; IPS will effectively improve each person's involvement and control within the context of any given situation, thereby enabling them to gain greater control over their lives.

"Performance support" is the process of helping people accomplish what is important to them in their daily lives such as:

     1. Delivering guidance and support to consumers using intelligent software on an open network infrastructure;

     2. Determining and executing specific tasks to meet the needs of a predefined target market on a real-time basis;

     3. Establishing interactivity within business-to-business and business-to-consumer markets; and

     4. Acting in the best interests of the user while having the ability to suggest possible solutions or new ways to achieve results.


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


Our intelligent performance support capability will be an essential component of all of our service offerings: intelligent customer support; targeted e-commerce, and service outcome reporting. The intelligent performance support feature will use advanced Internet and our proprietary technologies to proactively assist end users.

The personal needs and interests of our users will be expressed in the users' dialogue. While each user has unique needs, all require assistance that can be anticipated, identified and addressed. We will have the unique capability of inferring the user requirements, offering valuable help "intelligently" and in a personalized format.

Our intelligent performance support capability will successfully emulate human support, communication and interactivity by combining intelligent software, a unique web platform, commerce services, catalog content, and interoperability. With increased efficiency and shortened cycle times, providers and suppliers will enjoy a strategic competitive advantage as well as a rapid return on investment while consumers will receive personalized information, guidance, and support.

Adaptive Dynamic Interfacing

Users seeking help or information interact with software applying expert systems, speech recognition, and avatar (avatars are computer software renditions of human beings) technologies to offer real-time, contextual "human" assistance.

Smart One(SM) Learning Technology

Smart One is an advanced learning technology emulating a superlative human teacher by determining how a student learns best, what s/he knows, and what s/he can do, thereby creating a relevant, personal experience. The student is taught only that which s/he needs to learn and is offered unlimited learning support until mastery is achieved.

Our Smart One technology will deliver state-of-the-art training through a computer-based training system that will utilize multimedia technology, artificial intelligence, an adaptive dynamic interface, and advanced training methodologies. The basic functions will be:

    a. Providing individual users with interactive training and skills support for a wide variety of products and services;

    b. Using adaptive "intelligent" learning by tailoring the training modules to what each user knows and adjusting to the way each user learns. Our proprietary Adaptive Dynamic Interfacing technology is used for this function; and

    c. Recognizing the user's approach to learning and, when in doubt, asking for the user's preferences.

Smart One will be an advanced intelligent training deployment software based on specifications determined by management and developed for us in conjunction with AT&T Global Information Solutions ("AT&T GIS"). The goal is to provide individual users with interactive training and skills support for a wide variety of products and services. Smart One will be capable of real-time adaptation and customization of training to the individual, and as a search engine, will be ready for any content to be added to suit the customer. Smart One's multimedia-based training will selectively adjust to the needs of each individual being trained. As such, a multimedia-enabled computer will emerge as a highly personal and sophisticated "learning assistant."

The training process will include both an initial assessment as well as a skill-building phase. In the assessment phase, the computer will assess the unique knowledge and skill level (i.e., strengths and deficiencies) of the individual. Based on this assessment, the computer will formulate a totally unique and personalized learning experience for the individual on a real-time basis. Strengths will be acknowledged and skill and knowledge deficiencies will be resolved, with the computer-based intelligent tutoring system tailoring the experience as the individual proceeds. All of the individual's decisions and actions will be recorded so that a complete picture of the person's skills and knowledge can be demonstrated.

Smart One will be capable of tailoring the training modules to what each student knows and can learn. The technology will be able to compare the student's performance to "expert" performance and adapts itself accordingly. It will also recognize the student's approach to learning, and when in doubt, will ask for the student's preferences. Smart One then will use this information to allow users to learn at their own pace and style. Smart One will provide the right amount of support at the right time by monitoring user performance, user interaction history, and current task constraints. It will be able to modify the level of support accordingly, giving the less skilled user prompts and menus that are not provided to the more experienced user. The user will learn actively by making choices, and the system will respond with a full and varied array of graphics, animation, video, sound effects, and touch interaction that will reinforce correct performance and remedies incorrect performance.

Carnot

Carnot will be network software technology using advanced semantic "agents" to provide context-relevant support for system users. The agents will have the capability of acting as the emissary of the user, performing remote functions and duties on his/her behalf and collaborating, making conceptual inferences and allocating responsibilities.

Smart Enterprise(SM)

Smart Enterprise(SM) will be advanced software allowing the user to monitor and run an enterprise from a single "cockpit." The software will offer multidimensional viewing of key attributes of the enterprise, allowing the user to assess performance and make strategic decisions for improving efficiency.

Research and Development

We intend to conduct research and development in the field of personalized (intelligent) performance support. Also, we will develop and market a variety of Internet related products and services. These industries are characterized by rapid technological development. We believe that our future success will depend in large part on our ability to continue to enhance our existing products and services and to develop other products and services that complement existing ones. In order to respond to rapidly changing competitive and technological conditions, we expect to incur significant research and development expenses during the initial development phase of new products and services as well as on an on-going basis.

We have not performed any significant research or development of our technology in either of the last two fiscal years. We will need to raise additional capital to fund the research and development needed to make the technology fully functional and marketable.

Customers

We currently have no customers and generate no revenues.
Intellectual Property and Proprietary Rights

We currently hold two registered U.S. trademarks. The mark "SMART ONE," Trademark Registration 2095594, was registered on September 9, 1997. The mark "SMART ENTERPRISE," Trademark Registration 2267846, was registered on August 3, 1999.

RECENT FINANCING

On April 18, 2006, we completed financing agreements by executing a securities purchase agreement with the following entities: AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC. Under the securities purchase agreement, we will issue up to $2,000,000 in callable secured convertible notes. The notes are convertible into shares of our common stock. The conversion price is based on the average of the lowest three intra-day trading prices during the 20 trading days immediately prior to the conversion date discounted by 40%. The timing of the conversion is at the option of the holder. The notes are secured by a grant of a general security interest in all of our assets both tangible and intangible. In addition, we issued stock purchase warrants convertible into shares of our common stock on a one for one basis. The exercise price is $.10 per share and the term of the warrants is seven years.

A private consulting firm, E-Lionheart Associates, LLC d/b/a Fairhills Capital, based in New York, received a commission of $200,000 (10% of the gross proceeds of $2,000,000) for arranging for this financing. To date, we have received proceeds of $700,000 under the terms of the securities purchase agreement. We shall receive the balance as follows: (i) proceeds of $600,000 upon filing this registration statement; and (ii) proceeds of $700,000 when this registration statement is declared effective by the SEC. If the registration statement is not declared effective within 120 days after April 18, 2006, we must pay a penalty of 2% of the outstanding principal balance of the callable secured convertible notes for each thirty-day period that the registration statement is not declared effective.

GOVERNMENTAL REGULATION

We are not subject to any governmental regulation.

EMPLOYEES

As of May 18, 2006, we had one (1) employee. During 2005, we relied on consultants rather than employment contracts. We have no collective bargaining agreements with any labor organization and we believe that we enjoy good relations with our employees.

                     DESCRIPTION OF PROPERTY

On October 1, 2004, we leased office space in New York, NY from 432 Group, LLC. The term of the lease began October 1, 2004 and ended in December, 2005. Monthly rent on the office space totaled $2,250. However, 432 Group granted us a temporary rent credit of $1,125 for the months of October through December 2004, which total temporary rent credit of $3,375 was be payable in equal monthly installments over the immediately subsequent 12 months. Accordingly, the monthly rent for January 2005 through December, 2005 was $2,588. We did not renew our lease and the agreement terminated on December 31, 2005. Our executive offices are located at 2602 Yorktown Place, Houston, Texas 77056. We are currently being provided with space at this location by Gary Kimmons at no charge to the company. We believe that this space is sufficient and adequate to operate our current business.

                        LEGAL PROCEEDINGS

Texas Workforce Commission. On February 10, 2000, the Texas Workforce Commission placed an administrative lien on us in the amount of $109,024 in connection with a claim for unpaid compensation by our former employees.

Awalt Group, Inc. Awalt Group, Inc. commenced litigation against us in January 2004 in the United States District Court, Southern District of Texas, Houston Division (Cause No. H-03-5832). This case relates to advertising and promotional services rendered prior to July, 1999. The Plaintiff is requesting $77,189 for actual amounts invoiced and $10,000 in attorney's fees. Per their invoices, these are for services rendered from May 26, 1998 through June 15, 1999. We filed an answer and are defending the lawsuit under Section 16.004 of the Texas Civil Practice and Remedies Code, i.e., we believe that the statute of limitations has tolled the claim. The case was dismissed by the Federal court in 2005 for lack of diversity, but the plaintiffs re-filed in state court alleging a sworn account in the amount of $78,294 plus costs, interest and attorney fees. We have filed an Answer asserting our statute of limitations defense. On August 10, 2005 we filed a Motion for Summary Judgment

Based on the limitations defense and set it for hearing to be held on September 2, 2005. The court in the Awalt case ruled in our favor on my Motion for Summary Judgment and signed a Take Nothing Judgment in our favor on November 1, 2005. The Awalt Group has appealed that decision to the Fourteenth Court of Appeals in Houston, Texas where it is now pending. The Court of Appeals on its own Motion in late February suspended the briefing deadline by 60 days and ordered both parties to mediation. The Court of Appeals required us to mediate and mediation occurred on April, 5, 2006 in accordance with that order and was unsuccessful. The Appellate briefing is due on May 12, 2006. The Appellee's briefing is due on June 6, 2006.

11500 Northwest, L.P. 11500 Northwest, L.P. commenced litigation against us on October 31, 2003 in the 11th Judicial District Court for Harris County, Texas (Cause No. 2003-60705). This case relates to a breach of a lease agreement allegedly entered into on or about March 5, 1999 for certain office space we never occupied. Plaintiff is requesting past due rents of an unspecified amount, broker's commission of $21,806, and tenant improvements of $51,439, attorney's fees, costs, and prejudgment interest. We defended the lawsuit, denied breach of the alleged lease agreement and further defended the claim for past due rents under Section 16.004 of the Texas Civil Practice & Remedies Code, i.e. we believe that the statute of limitations has tolled some or all of the claims. The case was tried on May 12, 2005. The Court ruled in our favor in the 11500 Northwest, LP case stating that the statute of limitations did apply in this case and a Take Nothing Judgment has been signed by the Court. 11500 Northwest, LP filed a Motion for a New Trial on February 3, 2006, which will be overruled as a matter of law in 75 days if the Court does not grant their Motion.

Marathon Oil Company. A default judgment was taken against us in favor of Marathon Oil Company on August 31, 1999 in the amount of $326,943 representing past and future rentals under a lease agreement, together with $7,500 in attorney's fees and post judgment interest at 10% per annum until paid. Credit towards the judgment was ordered for sale of personal property by the Sheriff or Constable. We believe the personal property sold for approximately $28,000. To the extent that the property was leased during the unexpired term, it is possible that there would be a mitigation of the damages claim in our favor. We believe that some or all of the space was subsequently rented approximately 90 days later. The remaining $306,443 has been accrued in our financial statements under the heading "accrued expenses."

A lawsuit was filed by Julie Maranto, the former owner of Texas Source Group, Inc. ("TSG") against us, Texas Source Group, Inc. and Gary Kimmons as CEO. The cause of action from the pleadings appears to be breach of contract relating to her employment agreement against TSG, breach of contract, statutory fraud, breach of fiduciary duty, common law fraud and negligent misrepresentation against GKI. Damages have not been specified. We filed a Counterclaim for Rescission to unwind the transaction entered into effective August 19, 2004 based of material misrepresentation of material facts and fraud. Based on preliminary discovery, we believe that a favorable outcome of this case for GKI, now M Power, will be reached. The Maranto case has been settled through mediation and settlement documents are being circulated amongst the parties.

We are not aware of other claims or assessments, other than as described above, which may have a material adverse impact on our financial position or results of operations.


                            MANAGEMENT
                DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

            Name                 Age   Position
            --------            -----  -----------
            Gary F. Kimmons      55    Chairman of the Board of Directors,
                                       President, Chief Executive Officer and
                                       Chief Financial Officer
            Dick Meador          56    Director
            Kathryn Kimmons      52    Director and Secretary

Set forth below is certain biographical information regarding our executive officers and directors:

The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Officers of the Company serve at the will of the Board of Directors. To the Company's knowledge, there are no agreements or understandings for any officer or director to resign at the request of another person nor is any officer or director acting on behalf of or is to act at the direction of any other person other than in his fiduciary capacity of and for the benefit of the Company and at its direction.

GARY F. KIMMONS has served as our chairman of the board since August 1998, and from 1993 until April 1998. Mr. Kimmons has also served as president and chief executive officer since 1993 and was our secretary from September 1998 until June 2002. In his capacity as CEO, he is primarily responsible for all of the company's operations. He has also successfully worked as CFO to bring the company necessary growth capital, and he has managed the company's investor relations program to assure shareholder value. Mr. Kimmons has experience in the design, development and implementation of business management and technical training systems. Mr. Kimmons received a Bachelor of Science degree in psychology, anthropology, and behavioral science from Rice University in 1973 and a master's degree in applied industrial psychology and management science from Stevens Institute of Technology in 1975.

DICK MEADOR has been a member of our board of directors since March 14, 2002. He previously served as Area Manager for Barrand, Inc., a large regional service provider in the food and beverage industry located in Pensacola, Florida. From 2001-2004 Mr. Meador was the Director of Operations for WQSR LP dba Whataburger, located in the Mississippi Gulf Coast. From 2004-2005 he was the Chief Operating Officer for Whataburger in which capacity he handled all of the startup activities for new units including site selection, construction company procurement, unit managers and financing. In such capacity he directed five area managers and 350-355 units and was responsible for all issues relating to corporate operations and monitored the services through daily reports as well as personal observation and audits. Prior to his tenure with Whataburger, Inc., Mr. Meador worked with several other large food service providers in a similar capacity. Mr. Meador attended the University of Arkansas and the University of Houston, majoring in Economics and Psychology.

KATHRYN KIMMONS currently serves as our Secretary and a Director and has held the position since June 2002. Mrs. Kimmons has over 20 years of experience in the entertainment industry as well as 10 years in retail sales and operations. A business entrepreneur who has founded her own entertainment business as well as a retail business selling antiques and collectibles, Mrs. Kimmons is
experienced merchandising presentation, interior and retail buying.   Mrs.
Kimmons has over 20 years of experience in the entertainment industry as well as 10 years in retail sales and operations. A business entrepreneur who has founded her own entertainment business as well as a retail business selling antiques and collectibles, Mrs. Kimmons is experienced merchandising presentation, interior and retail buying.

Other

Gary F. Kimmons and Kathryn Kimmons are husband and wife. There are no other family relationships among any of our directors or officers.

None of the foregoing Directors or Executive Officers has, during the past five years:

(a) Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(c) Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(d) Been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

                      EXECUTIVE COMPENSATION

Compensation of Executive Officers

Summary Compensation Table. The following information relates to compensation received by our officers in fiscal years ending December 31, 2005, 2004 and 2003 whose salary and compensation exceeded $100,000.


                          SUMMARY COMPENSATION TABLE

                             Annual Compensation       Long Term Compensation
                             -------------------       ----------------------
                                                                     Secur-
                                                Other                ities
Name and                                        Annual    Restricted Under-
Principal            Fiscal                     Compen-   Stock      lying
Position             Year     Salary     Bonus  sation    Awards     Options
-------------------  -------  ---------- -----  --------- ---------- -------
Gary F. Kimmons       2005    $240,000      0          0          0       0
(1)(2)(3)             2004    $240,000      0          0          0       0
President, CEO        2003    $240,000      0          0          0       0
and CFO

Kathryn Kimmons       2005           0      0          0          0       0
                      2004           0      0          0          0       0
                      2003           0      0          0          0       0


(1) Mr. Kimmons, the President and CEO of the Company is currently subject to an Employment Agreement with the Company. See "Employment Contracts" below.

(2) For 2005 and 2004, Mr. Kimmon's base salary was $240,000. In 2005, Mr. Kimmon's was paid through the issuance of 4,500,000 (pre-split) shares of common stock in February, 2005, which issuance paid overdue accrued compensation for 2004.

(3) For 2003, Mr. Kimmon's base salary was $240,000. $118,760 of which was paid in cash, $20,000 of which was paid through the issuance of warrants to acquire 400 (post-reverse split) shares of common stock exercisable at $0.35 per share until December 31, 2007, and $101,239 of which was paid on March 25, 2004 in the form of 41,154 (post-reverse split) shares of restricted common stock issued to Mr. Kimmons at a price of $0.0123 per share. In 2002, Mr. Kimmons received a base salary of $240,000, $130,000 of which was paid through the issuance of 1,300,000 post-reverse split adjusted restricted shares of common stock and $110,000 of which was paid in 2003 in the form of a warrant entitling Mr. Kimmons to (3) January 31, 2006. The agreement defines a change of control as:(1) any person acquiring 30% of Company or if Mr. Kimmons' voting rights are outstanding shares, (2) if during a two year the board of directors (and any new on purchase 520,000 shares of common stock at a price of $0.35 per share.

Option Grants Table. The following table sets forth information concerning individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table during fiscal year ended December 31, 2005.

     OPTIONS GRANTS IN LAST FISCAL YEAR (Individual Grants)

                    Number Of    % Of Total
                    Securities   Options
                    Underlying   Granted To   Exercise
                    Options      Employees    Or Base
                    Granted      In Fiscal    Price            Expiration
Name                (#)          Year(%)      ($/Sh)(1)        Date
------------------- ------------ ------------ ---------------- --------------
Gary Kimmons                0         0%           0            (Note 1)
Kathryn Kimmons             0         0%           0                   0
Dick Meador           300,000       100%       $0.08            12/31/10
------------------- ------------ ------------ ---------------- -------------

(1) In 2005 and 2004 Gary Kimmons received no options. In 2003, Gary Kimmons received the following options and/or warrants: (a) a warrant to purchase up to 2,600 (post-reverse split) shares at the exercise price of $70.00 per share exercisable until December 31, 2007, which represented part of Mr. Kimmons' compensation for 2002; (b) a warrant to purchase up to 400 (post-reverse split) shares at the exercise price of $70.00 per share exercisable until December 31, 2007; and (c) an option to purchase up to 15,000 (post-reverse split) shares at the exercise price of $36.00 per share which was granted to Mr. Kimmons in connection with his February 1, 2003 employment agreement, exercisable until February 1, 2013 (of which 15,000 (post-reverse split) shares are presently exercisable, and the balance shall become exercisable when we has raised a minimum of $500,000 in investment capital).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth certain information regarding stock options exercised during fiscal year ending December 31, 2005, by the executive officer named in the Summary Compensation Table.

                                             Number Of
                                             Securities             Value Of
                                             Underlying             Unexercised
                                             Unexercised            In-The-Money
                                             Options at Fiscal      Options At Fiscal
                                             Year-End (#)           Year-End ($)(#)
                 Shares        Value     -------------------------------------------
                 acquired on  realized      Exercisable (E)/        Exercisable(E)/
Name             exercise(#)    ($)        Unexercisable (U)      Unexercisable(U)*
---------------- ------------ -------- ------------------------- ------------------
Gary Kimmons(1)      0           0         18,000 (E)/5,000(U)         0(E)/0(U)
Dick Meador          0           0        304,500 (E)/0(U)             0(E)/0(U)
Kathryn Kimmons      0           0              0 (E)/0(U)             0(E)/0(U)


* Computed based on the differences between the closing market price and aggregate exercise prices as of December 31, 2005.

(1) Includes warrants to purchase 3,000 (post-reverse split) shares of our common stock exercisable at $70.00 per share, which were fully vested as of December 31, 2003. None of the warrants have been exercised, nor have any expired as of the date of this report.

Stock Options and Warrants

On March 31, 2004, our Board of Directors approved and adopted the GK Intelligent Systems, Inc. 2004 Stock Option Plan ("2004 Plan") which became effective April 5, 2004. The 2004 Plan was established in order to provide a method to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of the Company's business through the issuance of options, stock purchase rights, other stock-based awards, and other benefits. Options granted under the 2004 Plan may be Incentive Stock Options as defined in Section 422 of the Internal Revenue Code or Non-Qualified Stock Options. The number of common shares authorized under the 2004 Plan is thirty million (30,000,000).

All issuances in 2005 and 2004 were made against the 2004 plan. On August 22, 2005, the 2004 Stock Option Plan was amended to add 40,000,000 shares to the plan and became effective on September 9, 2005.

As of December 31, 2005, there were non-qualified stock options outstanding to purchase 678,253 shares of common stock, of which 678,253 were exercisable. For the fiscal year ended December 31, 2005, we did not maintain any long-term retirement or other benefit plan, except as described in this report.

Non-Employee-Directors and Consultants Retainer Stock Plan

On March 31, 2004, our Board of Directors approved and adopted the Non Employee-Directors and Consultants Retainer Stock Plan for the Year 2004. The plan was established in order to provide a method whereby chosen directors and persons providing services to the Company may be offered incentives in addition to those presently available, and may be stimulated by increased personal involvement in the fortunes and success of the Company, thereby advancing the interests of the Company and its shareholders. The number of common shares authorized under the plan is two million (2,000,000).

All issuances in 2005 and 2004 were made against the 2004 plan.

Employment Contracts

On February 1, 2003, we entered into an employment agreement with Mr. Kimmons. The agreement provided for a three-year term that automatically renewed at the end of the term for consecutive one-year terms, and which provided for an annual base compensation of $240,000 and non-qualified stock options to 3,000,000 shares of our common stock under our 2003 Stock Option Plan, at a purchase price of $0.18 per share (110% of the closing market price on the date of grant). Since the expiration of the agreement, Mr. Kimmons is working under the automatic renewal term of one year, which provides for an annual base compensation of $240,000 without options, until a new contract is agreed upon. We are in the process of negotiating a new contract with Mr. Kimmons.

Based on our recent financing, we are required to purchase $4,000,000 of additional key man life insurance on the life of Gary F. Kimmons, our President, CEO and CFO. Mr. Kimmons has passed a physical examination to secure the insurance policy, paid the initial premium on the policy, and is awaiting issuance of same. $20,000 has been reserved to fund the above additional insurance policy.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors.

On December 31, 2005, we entered into a Director's Agreement to retain the services of Dick Meador as a member of our Board of Directors. In accordance with the Agreement, Mr. Meador will serve as a Director from January 1, 2006 through December 31, 2006 and will receive compensation of 300,000 restricted shares of common stock or warrants to purchase 300,000 restricted shares of common shares. As a result of this Agreement, Mr. Meador received a warrant on December 31, 2005 to purchase up to 300,000 shares of unregistered common stock exercisable at $0.08 per share until December 31, 2011.

                      PRINCIPAL STOCKHOLDERS

The following table sets forth certain information derived from the named person, or from the transfer agent, concerning the ownership of common stock as of May 18, 2006, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of the common stock; (ii) all directors and executive officers; and (iii) directors and executive officers as a group:


Name and Address of                   Amount and Nature of       Percent of
Beneficial Owner                      Beneficial Ownership (1)   Class (4)
------------------------------------  ------------------------   ------------

Gary F. Kimmons (1)(3)                        13,115,742          21.94%

Kathryn Kimmons (2)(3)                        13,115,742          21.94%

Dick Meador (3)(5)                               306,260          Less than 1%

Officers and Directors as a Group
 (3 persons)                                  13,422,002          22.46%

(1) Mr. Kimmons is a general partner of the Kimmons Family Partnership, Ltd., and as such has the sole voting, investment and disposition power over the 33,633 shares of our common stock owned by the partnership. Mr. Kimmons is deemed to own 13,115,742 shares as follows: (a)13,064,106 shares owned of record by Mr. Kimmons, (b) 33,636 of these shares owned of record by the Kimmons Family Partnership, Ltd., by virtue of Mr. Kimmons being the General Partner of the Kimmons Family Partnership, Ltd., (c) 3,000 of these shares by virtue of warrants to purchase these shares, and (d) 15,000 of these shares by virtue of options to purchase these shares (options to purchase 15,000 of these shares have already vested.)

(2) Mrs. Kimmons is deemed to have indirect beneficial ownership of these shares, as the spouse of Gary F. Kimmons.

(3) The address of all persons listed above is 2602 Yorktown Place, Houston, Texas 77056.

(4)  Based on 59,753,458 shares issued and outstanding as of May 18, 2006.

(5) Mr. Meador is deemed to own 304,500 of these shares by virtue of a warrant to purchase these shares.

Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Therefore, the table does not include AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC.

                   PREFERRED SHAREHOLDER TABLE

Name and Address of                Amount and Nature of        Percent of
Beneficial Owner                   Beneficial Ownership        Class (4)
---------------------------------  --------------------------  --------------

Gary Kimmons(1)
2602 Yorktown Place
Houston, Texas 77056                        1,000               100%

(1)  Gary Kimmons owns 1,000 shares of Series D Preferred Stock.

                       SELLING STOCKHOLDERS

Selling Security Holders and Recent Financing

On April 18, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC. The initial funding of $700,000 was completed on April 18, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $77,700; AJW Offshore, Ltd. invested $413,350; AJW Qualified Partners, LLC invested $199,500 and New Millenium Capital Partners II, LLC invested $9,450. The parties received the following amount of warrants: AJW Partners, LLC - 3,330,000 warrants; AJW Offshore, Ltd. - 17,715,000 warrants; AJW Qualified Partners, LLC - 8,550,000 warrants; and New Millenium Capital Partners II, LLC - 405,000 warrants. The callable secured convertible notes are convertible into shares of our common stock based upon an average of the lowest three intra-day trading prices of our common stock during the 20 days immediately prior to the conversion date multiplied by a discount of 40%. The exercise price of the warrants is $.10 per share. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible notes and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. In addition, pursuant to the Securities Purchase Agreement, we are required to purchase $4,000,000 of key man life insurance on the life of Gary F. Kimmons. Mr. Kimmons has undertaken a physical examination to secure the insurance policy. We are awaiting the results of the physical examination in order to secure such life insurance policy.

When we file this registration statement, we will receive an additional $600,000 (evidenced by a Callable Secured Convertible Note). There is a final funding commitment of $700,000 (evidenced by a Callable Secured Convertible
Note) when our registration statement becomes effective.

Upon the full subscription to the Securities Purchase Agreement, including the issuance of the full 30,000,000 warrants and the conversion in full of the Callable Secured Convertible Notes, the total shares being registered are 655,000,000 as follows: (i) AJW Partners, LLC - 69,375,000 shares of common stock issuable in connection with the conversion of the callable secured convertible note and 3,330,000 shares of common stock issuable in connection with the exercise of the Warrants; (ii) AJW Offshore, Ltd. - 369,062,500 shares of common stock issuable in connection with the conversion of the callable secured convertible note and 17,715,000 shares of common stock issuable in connection with the exercise of the Warrants; (iii) AJW Qualified Partners, LLC - 178,125,000 shares of common stock issuable in connection with the conversion of the callable secured convertible note and 8,550,000 shares of common stock issuable in connection with the exercise of the Warrants; and
(iv) New Millenium Capital Partners II, LLC - 8,437,500 shares of common stock issuable in connection with the conversion of the callable secured convertible note and 405,000 shares of common stock issuable in connection with the exercise of the Warrants.

The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 18, 2006 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.


                         Shares of      Percent of    Shares of        Number of   Percent
                         common stock   common shares common stock     shares      of shares
                         owned prior    owned prior   to be sold       owned       owned
Name of selling          to the         to the        in the           after the   after
stockholder (11)         offering (1)   offering      offering (2)     offering    offering
-----------------------  -------------  ------------  ---------------  ----------  ----------
AJW Partners, LLC (7)         0             0         (3) 72,705,000        0          0%

AJW Offshore, Ltd. (8)        0             0         (4)386,777,500        0          0%

AJW Qualified Partners,
LLC (9)                       0             0         (5)186,675,000        0          0%

New Millenium Capital
Partners II, LLC (10)         0             0         (6)  8,842,500        0          0%


(1) Based on 58,244,688 shares issued and outstanding as of May 18, 2006.

(2) The conversion has been calculated based on the maximum number of shares the investors can receive in accordance with the 6% Callable Secured Convertible Notes. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the notes and exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Under the terms of the notes, if the notes had actually been converted on April 18, 2006, the conversion price would have been $.012. Under the terms of the notes and the related warrants, the notes are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the notes and the warrants.

(3) Consists of the following shares: 69,375,000 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and 3,330,000 shares of common stock issuable in connection with the exercise of the Warrants.

(4) Consists of the following shares: 369,062,500 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and 17,715,000 shares of common stock issuable in connection with the exercise of the Warrants.

(5) Consists of the following shares: 17,125,000 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and 8,550,000 shares of common stock issuable in connection with the exercise of the Warrants.

(6) Consists of the following shares: 8,437,500 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and 405,000 shares of common stock issuable in connection with the exercise of the Warrants.

(7) AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC of which Mr. Corey
    S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC.

(8) AJW Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore Ltd.

(9) AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC.

(10) New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II LLC of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners, LLC.

(11) None of the selling stockholders are broker-dealers or affiliates of broker-dealers.



                       PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

      .  ordinary brokers transactions, which may include long or short sales,

      . transactions involving cross or block trades on any securities exchange or market where our common stock is trading,

      . purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, "at the market" to or through market makers or into an existing market for the common stock,

      . in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

      . through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

      . any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $100,000.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions include transactions with our President and Chief Executive Officer, Mr. Gary Kimmons. Transactions with Mr. Kimmons included in the financial statements include accounts payable and accrued expenses as of December 31, 2005 totaling $35,955. The statement of operations for the years ended December 31, 2005 & 2004 include interest expense to Mr. Kimmons in the amounts of $16,649 and $407, respectively. The statements of cash flows reflect short term borrowings of $269,109 and $12,910 for the years ended December 31, 2005 & 2004, respectively as well as repayments of short-term borrowings in the amounts of $269,109 and $16,296, respectively.

Mr. Kimmons also provides us with our executive offices located at 2602 Yorktown Place, Houston, Texas 77056 at no charge to the company.

                    DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Common Stock

We are presently authorized to issue 275,000,000 shares of $.001 par value common stock. As of May 18, 2006, based on our transfer agent records, we had 59,753,458 shares of common stock issued and outstanding. The holders of our common stock are entitled to equal dividends and distributions when, as, and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other of our securities, except for outstanding options described above. Upon liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Reverse Stock Split

On May 18, 2005, M Power effected a reverse stock split of its authorized and issued common stock on a one share for two hundred shares basis. Following the reverse stock split, total outstanding shares of common stock was reduced to 1,374,759 shares. Also effective on May 18, 2005, M Power's trading symbol on the Over the Counter Bulletin Board was changed from "GKIG" to "MPWE."

M Power retained the current par value of $0.001 per share for all shares of common stock. All references in the financial statements to the number of shares outstanding, per share amounts, and stock option data of M Power's common stock have been restated to reflect the effect of the reverse stock split for all periods presented.

Preferred Stock

Series A Convertible Preferred Stock

We are presently authorized to issue 7,000,000 shares of Series A Convertible Preferred Stock, $.001 par value. As of May 18, 2006, we have no shares of Series A Preferred Stock issued and outstanding. The characteristics of our Series A Convertible Preferred Stock are set forth below:

The shares of Series A Convertible Preferred Stock have a stated value of $6.00 per share accrued dividends at 6% per annum beginning January 1, 1998 and along with unpaid dividends were convertible into shares of the Company's common stock beginning January 1, 1998 at the rate of $6.00 per common share as adjusted for certain events. Also beginning January 1, 1998, the Company had the right to redeem the shares at their stated value of $6.00 per share, plus any accrued and unpaid dividends. However, once notified of the Company's intention to redeem, the holder has the option to convert the preferred shares to common prior to the Company exercising its redemption rights. In addition, the Series A Convertible Preferred Stock carried voting rights beginning January 1, 1998 even if not converted. No redemption rights were held by the Series A preferred stockholders.

Series B Convertible Preferred Stock

We are presently authorized to issue 1,100,000 shares of Series B Convertible Preferred Stock, $.001 par value. As of May 18, 2006, we have no shares of Series B Preferred Stock issued and outstanding. The characteristics of our Series B Convertible Preferred Stock are set forth below:

The Series B Convertible Preferred Stock was authorized specifically for acquisitions of subsidiaries. The shares of Series B Convertible Preferred Stock are convertible into common stock at a rate of 3.15 post-split common shares for one preferred share after May 1, 2005. The preferred shares carry no liquidation preference and no dividend rate.

Series C Convertible Preferred Stock

We are presently authorized to issue 1,000,000 shares of Series C Convertible Preferred Stock, $.001 par value. As of May 18, 2006, we have no shares of Series C Convertible Preferred Stock issued and outstanding. The characteristics of our Series C Preferred Stock are set forth below:

The Series C Convertible Preferred Stock was authorized specifically for acquisitions of subsidiaries. Each share of Series C Convertible Preferred Stock is convertible into four shares of post-split restricted common stock after June 1, 2005 or may be redeemed by us at $4.00 per share. Each share of Series C Convertible Preferred Stock has four votes, subject to adjustment, and votes with the common stock as a class together. The Series C Preferred Shares carry no liquidation preference, and no dividend rate.

Series D Preferred Stock

We are presently authorized to issue 1,000 shares of Series D Preferred Stock, $.001 par value. As of May 18, 2006, we have 1,000 shares of Series D Preferred Stock issued and outstanding. The characteristics of our Series D Preferred Stock are set forth below:

The shares of Series D Preferred Stock have the same dividend rights as the common stock and give the holder, Gary Kimmons, the right to vote on all shareholder matters equal to fifty-one (51%) percent of the total vote. These shares of stock were issued for employment services and are valued at $762,976.

Convertible Notes

On April 18, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC. The initial funding of $700,000 was completed on April 18, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $77,700; AJW Offshore, Ltd. invested $413,350; AJW Qualified Partners, LLC invested $199,500 and New Millenium Capital Partners II, LLC invested $9,450. The parties received the following amount of warrants: AJW Capital Partners, LLC - 3,330,000 warrants; AJW Offshore, Ltd. - 17,715,000 warrants; AJW Qualified Partners, LLC - 8,550,000 warrants; and New Millenium Capital Partners II, LLC - 405,000. The callable secured convertible notes are convertible into shares of our common stock based upon an average of the lowest three intra-day trading prices of our common stock during the 20 days immediately prior to the conversion date multiplied by a discount of 40%. The exercise price of the warrants is $.10 per share. When we file the original Form SB-2, we will receive an additional $600,000 (evidenced by a Callable Secured Convertible Note). There is a final funding commitment of $700,000 (evidenced by a Callable Secured Convertible Note) when our registration statement becomes effective.

Warrants

Based on our recent financing, we have issued 30,000,000 warrants to date. Each Warrant entitles the holder to one share of our common stock at an exercise price is $.10 and is exercisable for seven years from the date of issuance.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
               ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years ending December 31, 2005 and December 31, 2004, there have been no disagreements with Malone & Bailey, PC and HJ & Associates, LLC, respectively, our independent auditors, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Effective January 13, 2006, the client-auditor relationship between us and Hansen Barnett & Maxwell, LLC ("HBM") ceased as the former principal independent accountant was dismissed. On that same day, we engaged Malone & Bailey, PC ("Malone") as our principal independent accountant for the fiscal year ending December 31, 2005. The decision to change accountants from HBM to Malone was approved by our Board of Directors on January 13, 2006.

HBM's review of our financial statements for the interim period up to and including the date the relationship with HBM ceased. HB&M performed no audit or audit related services for M Power. HJ & Associates, LLC resigned as M Power Entertainment's independent certifying accountants effective May 23, 2005. The termination of our relationship with HJ was unanimously accepted by our board on directors on May 23, 2005.

HJ's audit report to our consolidated financial statements for the years ended December 31, 2004 and 2003 includes a modification expressing substantial doubt as to our company's ability to continue as a going concern, due to our deficit in working capital and recurring losses. The audit report contains no other adverse opinion, disclaimer of opinion or modification as to uncertainty, audit scope or accounting principle. There have been no disagreements with HJ on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of HJ, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

                          TRANSFER AGENT

Our transfer agent is American Registrar and Transfer Co., 342 E. 900 South, Salt Lake City, Utah 84110. Their telephone number is (801) 363-9065.

                             EXPERTS

The financial statements included in this prospectus have been audited by Malone & Bailey, PC, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, which report expresses an unqualified opinion and has been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                          LEGAL MATTERS

The validity of our common shares offered will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey 07726.

                       FINANCIAL STATEMENTS
                    M POWER ENTERTAINMENT, INC.
                    CONSOLIDATED BALANCE SHEETS
                           (Unaudited)
                                                  March 31,   December 31,
                                                     2006          2005
                                                ------------- -------------
                ASSETS

CURRENT ASSETS
   Cash                                         $        644  $     75,928

OTHER ASSETS
   Deposits                                            4,000         4,000
   Fixed Assets, net of accumulated
    depreciation of $689 and $550, respectively        4,860         4,999
                                                ------------- -------------
   TOTAL ASSETS                                 $      9,504  $     84,927
                                                ============= =============

   LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
   Accounts payable - trade                     $    285,564  $    189,692
   Accounts payable - related parties                 20,000        19,306
   Accrued expenses                                  891,503       899,964
   Accrued expenses - related parties                 17,249        16,649
   Notes payable                                     107,000       107,000
   Notes payable - related parties                         -             -
                                                ------------- -------------
   Total current liabilities                       1,321,316     1,232,611
                                                ------------- -------------
COMMITMENTS AND CONTINGENCIES                              -             -

STOCKHOLDERS' DEFICIT
   Series D preferred stock, $0.001 par
     value per share; 1,000 shares authorized;
     1,000 and 0 shares issued at March 31,
     2006 and December 31, 2005, respectively              1             -

   Common stock, $0.001 par value per share;
     275,000,000 shares authorized; 52,997,688
     and 42,657,688 shares issued and outstanding
     at March 31, 2006 and December 31, 2005,
     respectively                                     52,998        42,658
   Additional paid-in capital                     61,274,096    60,093,751
   Accumulated deficit                           (62,638,907)  (61,284,093)
                                                ------------- -------------
   Total stockholders' deficit                    (1,311,812)   (1,147,684)
                                                ------------- -------------
   TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT  $      9,504  $     84,927
                                                ============= =============

                   M POWER ENTERTAINMENT, INC.
                CONSOLIDATED STATEMENTS OF EXPENSES
                            (Unaudited)

                                                 Three Months Ended March 31,
                                                 ---------------------------
                                                     2006          2005
                                                 ------------- -------------
OPERATING EXPENSES
   Depreciation and amortization expense         $        139  $        462
   Compensation expense                               762,977             -
   Payroll expenses                                         -        63,500
   Professional fees                                  510,883       526,293
   General and administrative                          66,615        33,374
                                                 ------------- -------------
LOSS FROM OPERATIONS                               (1,340,614)     (623,629)
                                                 ------------- -------------
 Interest expense and loan discount fees              (14,201)      (22,408)
                                                 ------------- -------------

NET LOSS                                         $ (1,354,815) $   (646,037)
                                                 ============= =============

NET LOSS PER SHARE - Basic and Diluted           $       (.03) $      (0.51)
                                                 ============= =============

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING      49,668,101     1,262,720
                                                 ============= =============

                    M POWER ENTERTAINMENT, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOW
                           (Unaudited)

                                                  Three Months Ended March 31,
                                                  ----------------------------
                                                      2006         2005
                                                  ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                       $ (1,354,815) $   (646,037)
   Adjustments to reconcile net loss to net cash
   used in operating activities
     Depreciation and amortization expense                 139           462
     Common stock and warrants issued for services   1,190,687       386,765
   Changes in operating assets and liabilities
     Accounts receivable                                     -       183,104
     Other assets                                            -         3,473
     Accounts payable and accrued expenses              87,411       (46,125)
     Accounts payable and accrued expenses
       - related party                                   1,294         6,669
                                                  ------------- -------------
       Net cash used in operating activities           (75,284)     (111,689)
                                                  ------------- -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Disposition of fixed assets                                -         2,091
                                                  ------------- -------------
       Net cash provided by investing activities             -         2,091
                                                  ------------- -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings on notes payable                                -       143,000
  Repayments of notes payable - related party                -       (52,460)
                                                  ------------- -------------
       Net cash provided by financing activities             -        90,540
                                                  ------------- -------------

NET DECREASE IN CASH AND CASH EQUIVALENTS              (75,284)      (19,058)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD          75,928        54,096
                                                  ------------- -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD          $        644  $     35,038
                                                  ============= =============
Supplemental Information
  Interest paid                                   $          -  $          -
  Income taxes paid                               $          -  $          -

                    M Power Entertainment, Inc.
            Notes to Consolidated Financial Statements
                          March 31, 2006
                           (unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of M Power Entertainment, Inc., have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in M Power's latest Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements that would substantially duplicate the disclosure contained in the audited consolidated financial statements for the most recent fiscal year, 2005, as reported in Form 10-KSB, have been omitted.

NOTE 2 - PREFERRED STOCK

On January 20, 2006, M Power authorized and issued One Thousand (1,000) shares of Series D Preferred Stock to CEO Gary Kimmons. These shares have the same dividend rights as the common stock of M Power and gives Mr. Kimmons the right to vote on all shareholder matters equal to fifty-one (51%) percent of the total vote. These shares of stock were issued for services and are valued at $762,976.

NOTE 3 - COMMON STOCK

During first quarter of 2006, M Power issued 10,340,000 shares of common stock in payment for services valued at $427,710 to various consultants. The issuance had been previously authorized by the Board of Directors.

NOTE 4 - SUBSEQUENT EVENTS

On April 18, 2006, M Power completed a financing agreement for up to $2,000,000 with private investors. M Power received the first of three traunches of the funding which are expected to be completed over the course of the next several months. The first traunch of funding was in the amount of $700,000. M Power will be issuing to the Investors secured convertible debentures totaling $2,000,000 with a 6% interest rate and a maturity date of April 18, 2009, as these traunches are received. The debentures are convertible into common shares at a discount (using the "Applicable Percentage") of the average of the lowest three (3) trading prices during the twenty (20) trading day period prior to conversion. The Applicable Percentage means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. M Power simultaneously issued to the private investors seven year warrants to purchase 6,000,000 warrants at an exercise price of $0.10. M Power is in the process of evaluating the instruments under SFAS 133 and EITF 00-19 for consideration of derivative accounting.

     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
M Power Entertainment, Inc.
(formerly GK Intelligent Systems, Inc.)
Houston, Texas

We have audited the accompanying consolidated balance sheet of M Power Entertainment, Inc. (formerly GK Intelligent Systems, Inc.) as of December 31, 2005, and the related consolidated statements of operations, stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of M Power's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of M Power Entertainment, Inc. as of December 31, 2005 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, certain errors resulting in an overstatement of previously reported net income for the year ended December 31, 2005, were discovered by M Power's management in previously issued financial statements. Accordingly, the 2005 financial statements have been restated and adjustments have been made to net income for the year ended December 31, 2005 and common stock and additional paid-in capital as of December 31, 2005, to correct the error.


/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

April 15, 2006, except for
  Note 9 as to which the
  date is April 18, 2006

     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
M Power Entertainment, Inc. and Subsidiaries
(formerly GK Intelligent Systems, Inc.)
Houston, Texas

We have audited the accompanying consolidated statements of operations, stockholders' deficit and cash flows of GK Intelligent Systems, Inc. and Subsidiaries for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of GK Intelligent Systems, Inc. and Subsidiaries for the year ended December 31, 2004, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the consolidated financial statements, the Company's deficit in working capital and recurring losses raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 6. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
April 22, 2005

                    MPOWER ENTERTAINMENT, INC.
              (formerly GK Intelligent Systems, Inc.)
                           Balance Sheet
                         December 31, 2005

                                                                 2005
                                                            -------------
                                                             (Restated)
ASSETS
CURRENT ASSETS
  Cash                                                      $     75,928
                                                            -------------
  Total Current Assets                                            75,928
                                                            -------------
FIXED ASSETS, NET                                                  4,999

OTHER ASSETS
  Deposits                                                         4,000
                                                            -------------

  TOTAL ASSETS                                              $     84,927
                                                            =============
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable                                          $    189,692
  Accounts payable - related parties                              19,306
  Accrued expenses                                               899,964
  Accrued expenses - related parties                              16,649
  Notes payable                                                  107,000
                                                            -------------
   Total Current Liabilities                                   1,232,611
                                                            -------------
   TOTAL LIABILITIES                                           1,232,611
                                                            -------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
  Common stock authorized: 275,000,000 common
    shares at $0.001 par value; 42,657,688
    shares issued and outstanding                                 42,658
  Additional paid-in capital                                  60,093,751
  Accumulated deficit                                        (61,284,093)
                                                            -------------
    TOTAL STOCKHOLDERS' DEFICIT                               (1,147,684)
                                                            -------------

    TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT             $     84,927
                                                            =============


        See summary of significant accounting policies and notes to financial statements.

                   M POWER ENTERTAINMENT, INC.
             (formerly GK Intelligent Systems, Inc.)
               Consolidated Statements of Operations
           For the Years Ended December 31, 2005 & 2004

                                                    2005           2004
                                               -------------- -------------
                                                  (Restated)
OPERATING EXPENSES
  Depreciation and amortization                $         550  $      1,366
  Impairment of goodwill                                   -     1,584,865
  Payroll expenses                                    65,466       556,075
  Consulting & professional fees                  14,283,396     3,343,231
  General and administrative                          91,115        71,334
                                               -------------- -------------

    Total Operating Expenses                      14,440,527     5,556,871
                                               -------------- -------------

LOSS FROM OPERATIONS                             (14,440,527)   (5,556,871)
                                               -------------- -------------
DISCONTINUED OPERATIONS
  Gain (loss) on operations of Stellar Software      (33,054)       37,949
  Loss on disposition of Stellar Software           (103,785)            -
                                               -------------- -------------
    Total Gain (Loss) on Discontinued Operations    (136,839)       37,949
                                               -------------- -------------
OTHER INCOME (EXPENSE)
  Interest expense and loan discount fees            (79,405)      (78,187)
  Gain on extinguishment of debt                     799,235       940,283
                                               -------------- -------------
    Total Other Income (Expense)                     719,830       862,096
                                               -------------- -------------

NET LOSS                                       $ (13,857,536) $ (4,656,826)
                                               ============== =============
BASIC AND DILUTED LOSS PER SHARE
  Basic and diluted loss from continuing
   operations                                  $       (0.74) $     (12.67)
  Basic and diluted loss from
   discontinued operations                     $       (0.01) $      (0.09)
                                               -------------- -------------
  Total Basic and Diluted Loss Per Share       $       (0.71) $     (10.62)
                                               ============== =============
BASIC WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                              19,397,905      438,399
                                               ============== ============



       See summary of significant accounting policies and
                  notes to financial statements.




                            M POWER ENTERTAINMENT, INC.
                      (formerly GK Intelligent Systems, Inc.)
            Consolidated Statements of Changes in Shareholders' Deficit
                   For the Years Ended December 31, 2005 & 2004


                                                                Additional
                                    Common        Stock          Paid-In       Subscription  Unearned      Accumulated
       Description                  Shares        Amount         Capital       Receivable    Compensation  Deficit
---------------------------------   ------------  -------------  ------------  ------------  -----------  -------------

Balances, December 31, 2003              137,811  $         138  $ 40,639,789  $          -  $  (135,000) $(42,769,731)

Common stock issued for services         581,326            581     3,355,408             -   (1,265,130)             -
Common stock issued for debt              14,183             14       139,313             -            -              -
Common stock issued for cash              41,667             42       524,956             -            -              -
Common stock issued for
  subscription receivable                 83,333             83       499,917      (500,000)           -              -
Common stock issued in acquisitions
  Stellar Software Networks, Inc.         40,126             40       190,960             -            -              -
  Texas Source Group, Inc.               214,286            214     1,499,786             -            -              -
Amortization of unearned compensation          -              -             -             -    1,400,130              -
Net loss                                       -              -             -             -            -     (4,656,826)
                                    ------------- -------------- ------------- ------------- ------------ --------------

Balances, December 31, 2004            1,112,731          1,113    46,850,129      (500,000)           -    (47,426,557)

Common stock issued for services      41,544,957         41,545    13,243,622             -            -              -

Stock subscriptions deemed
 uncollectible                                 -              -             -       500,000            -              -

Net loss (restated)                            -              -             -             -            -    (13,857,536)
                                    ------------- -------------- ------------- ------------- ------------ --------------

Balances, December 31, 2005
 (Restated)                           42,657,688  $      42,658  $ 60,093,751  $          -  $         -  $ (61,284,093)
                                    ============= ============== ============= ============= ============ ==============


 See summary of significant accounting policies and notes to financial statements.

                                        F-9


                        M POWER ENTERTAINMENT, INC.
                  (formerly GK Intelligent Systems, Inc.)
                   Consolidated Statements of Cash Flows
                For the Years Ended December 31, 2005 & 2004


                                                                           2005         2004
                                                                     ------------- -------------
                                                                        (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                             $(13,857,536) $ (4,656,826)
Adjustments to reconcile net loss to net cash used by operations
  Depreciation and amortization                                               550         2,049
  (Gain) on extinguishment of debt                                       (799,235)     (940,283)
  Amortization of unearned compensation                                         -     1,400,130
  Stock subscriptions deemed un-collectible                               500,000             -
  Discontinued operations - impairment of goodwill                        103,785     1,584,865
  Discontinued operations - Stellar                                        33,054             -
  Issuance of common stock, options and warrants for services          13,628,609     1,926,918
  Changes in
    Accounts receivable                                                   183,104       (45,115)
    Other current assets                                                    3,473         3,003
    Accounts payable & accrued expenses                                    54,474        57,220
    Accrued liabilities - related parties                                (152,525)      (90,847)
                                                                     ------------- -------------
Net cash used by operating activities                                    (302,247)     (758,886)
                                                                     ------------- -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of assets                                                    (5,549)            -
  Disposition of assets                                                     9,964             -
  Increase in deposits                                                     (4,000)            -
                                                                     ------------- -------------
Net cash from investing activities                                            415             -
                                                                     ------------- -------------
CASH FLOW FROM FINANCING ACTIVITIES
  Common stock issued for cash                                                  -       514,998
  Proceeds of notes payable                                               280,000        97,000
  Payments on notes payable                                                     -       (14,512)
  Proceeds from related party notes payable                               269,109       154,614
  Payments on related party notes payable                                (269,109)      (54,300)
  Cash received on acquisition of subsidiaries                                  -       105,085
  Cash received on subscription receivable                                      -        10,000
                                                                     ------------- -------------
Net cash provided by financing activities                                 280,000       812,885
                                                                     ------------- -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       (21,832)      53,999

CASH & CASH EQUIVALENTS
  Beginning of year                                                         54,096           97
                                                                     ------------- -------------

  End of year                                                         $     75,928  $    54,096
                                                                      ============= ============

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES
  Cash paid for income taxes                                          $          -  $         -
  Cash paid for interest                                              $          -  $         -

SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
  Common stock issued for debt                                        $          -  $   276,968



See summary of significant accounting policies and notes to financial statements.

                                   F-10

                   M Power Entertainment, Inc.
             (formerly GK Intelligent Systems, Inc.)
          Notes to the Consolidated Financial Statements
                    December 31, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of M Power Entertainment, Inc., (formerly GK Intelligent Systems, Inc.) and its wholly-owned subsidiaries is presented to assist in understanding M Power's consolidated financial statements. Collectively, these entities are referred to as "the Company". The consolidated financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, as well as standards of the Public Company Accounting Oversight Board (United States) and have been consistently applied in the preparation of the consolidated financial statements.

Nature of Business

The Company is a non-operating entity incorporated in Delaware in 1988, under the name "Technicraft Financial, Ltd." In August 1994, the Company acquired GK Intelligent Systems, Inc., a Texas corporation, and changed its name to GK Intelligent Systems, Inc. Through 1999, the company was principally engaged in the development and marketing of software products capable of interaction with and adaptation to the needs of software users and interpretation of data. The Company changed its name in 2005 to M Power Entertainment, Inc. Based in Houston, Texas, M Power's current focus is on acquisition of companies involved in media, entertainment and lifestyle venues.

Organization and Principles of Consolidation

The consolidated financial statements presented are those of M Power Entertainment, Inc. and its wholly-owned subsidiaries. In 2003, M Power formed three wholly-owned subsidiary companies, Smart One Learning Systems, Inc., Recording Artists Worldwide, Inc. and The Baseball Club, Inc. These subsidiaries are currently dormant.

In July 2004, M Power acquired Stellar Software Network, Inc., as a wholly owned subsidiary in exchange for 8,025,211 shares of M Power common stock valued at $191,000. In the third quarter of 2005, Stellar discontinued operations. The results of operations for 2004 has been reclassified to show Stellar's 2004 results as discontinued operations consistent with 2005's presentation.

In August 2004, M Power acquired Ascendent Texas Source Group, Inc. (TSG) as a wholly-owned subsidiary in exchange for 42,857,153 shares of M Power common stock valued at $1,500,000. TSG discontinued operations in 2005.

In May 2005, M Power acquired M Power Futures, Inc. as a wholly owned subsidiary in exchange for 14,000,000 shares of M Power common stock valued at $8,400,000. M Power Futures' sole assets consist of intellectual property acquired in an assignment from a control person, Gary Kimmons. Accordingly, this payment is shown as compensation expense during 2005. M Power Futures, Inc. is dormant at December 31, 2005.

In November 2005, M Power attempted to buy Tropical Printing, LLC, a Florida corporation, by issuing 9,999,999 shares of M Power common stock valued at $450,000 and promising to raise money for their operations. On March 10, 2006, M Power failed to raise this money and agreed to cancel this proposed acquisition. Because the acquisition was never fully consummated, the assets and liabilities of Tropical have been excluded from these consolidated financial statements.

Reverse Stock Split

On May 18, 2005, M Power effected a reverse stock split of its authorized and issued common stock on a one share for two hundred shares basis. Following the reverse stock split, total outstanding shares of common stock was reduced to 1,374,759 shares. Also effective on May 18, 2005, M Power's trading symbol on the Over the Counter Bulletin Board was changed from "GKIG" to "MPWE."

M Power retained the current par value of $0.001 per share for all shares of common stock. All references in the financial statements to the number of shares outstanding, per share amounts, and stock option data of M Power's common stock have been restated to reflect the effect of the reverse stock split for all periods presented.

Use of Estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the consolidated statement of operations. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, M Power considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

During 2004, M Power earned revenues from technical staffing and general business support services and these have been reclassified to discontinued operations. M Power recognizes such revenues when services have been performed, collections are reasonably assured and no further obligations exist. M Power had no revenues from continuing operations in 2005 or 2004.

Impairment of Long-Lived Assets

In accordance with SFAS No. 142 and SFAS No. 144, long-lived assets, including goodwill associated with other long-lived assets, are evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The amount of any impairment considered necessary would be determined by comparing the book value of the net assets in the applicable line of business to fair value using methods such as the present-value of estimated future cash flows, sale value or other valuation methodologies available at the time, depending on the stage of development of the line of business and M Power's intentions at the time an impairment adjustment were considered necessary.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes resulting from timing differences. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Stock-Based Compensation

M Power adopted the disclosure requirements of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and FAS No. 148 with respect to pro forma disclosure of compensation expense for options issued. For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model.

M Power has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of M Power's stock at the date of the grant over the amount an employee must pay to acquire the stock.

The following table illustrates the effects of net income (loss) and earnings
(loss) per share if M Power had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                      For the years ended
                                                          December 31,
                                                  ---------------------------
                                                       2005         2004
                                                  ------------- -------------
                                                    (Restated)

Net loss, as reported                             $(13,857,536) $ (4,656,826)
 Deduct: Total stock-based employee
   compensation expense determined under
   fair value based method for all awards,
   net of related tax effects                          (36,022)     (157,261)
                                                  ------------- -------------

 Pro forma net income (loss)                      $(13,893,588) $ (4,814,087)
                                                  ============= =============
 Earnings per share:
  Basic and diluted - as reported                 $      (0.71) $     (10.62)
                                                  ============= =============
  Basic - pro forma                               $      (0.71) $     (10.62)
                                                  ============= =============
  Diluted - pro forma                             $      (0.71) $     (10.62)
                                                  ============= =============

Recently issued accounting pronouncements

M Power does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

Property, Plant & Equipment

Property and equipment are carried at cost and as of December 31, 2005 consists of computer equipment. Depreciation is provided using the straight-line method for financial reporting purposes based on estimated useful lives of three years. Accumulated depreciation as of December 31, 2005 amounted to $550.

The cost of asset additions and improvements that extend the useful lives of property and equipment are capitalized. Routine maintenance and repair items are charged to current operations. The original cost and accumulated depreciation of asset dispositions are removed from the accounts and any gain or loss is reflected in the statement of operations in the period of disposition.

NOTE 2 - RESTATEMENT

Our financial statements for the year ended December 31, 2005 as previously issued are being restated herein for the following significant errors in the previously issued financial statements:

   1. The financial statements as previously issued did not reflect the financial statement impact of 14,000,000 shares of common stock issued for services at $0.60 per share on May 18, 2005. The effect of this omission on results of operations was to increase the net loss as previously reported by $8,400,000. Additionally, common stock was understated in the amount of $14,000 and additional paid-in capital was understated in the amount of $8,386,000.

   2. The previously issued financial statements did not provide adequate disclosure of the retroactive restatement to common stock amounts presented for the year ended December 31, 2004 for the reverse stock split described in note 1 above. There were no changes to any dollar amounts on the basic financial statements.

NOTE 3 - NOTES PAYABLE

At December 31, 2005, M Power had various unsecured notes payable totaling $107,000 bearing imputed interest rates from 8% to 18% per annum. These notes payable are due on demand. M Power is not currently making payments on any of these notes and is periodically reflecting gain from extinguishment of debt as the statute of limitations expires on individual note payment obligations.

Interest expense related to these notes payable during 2005 and 2004 was $79,405 and $79,357, respectively.

NOTE 4 - FEDERAL INCOME TAX

At December 31, 2005, M Power had net operating loss carryforwards of approximately $395,000 that may be offset against future taxable income. All other losses incurred by M Power in 2005 and previous years are not available due to Internal Revenue Code Section 382 which restricts the deductibility of prior net operating losses where there has been a change in control. These net operating loss carryforwards will expire at approximately $19,750 annually through the year ending December 31, 2025.

Net deferred tax assets consist of the following components as of December 31, 2005:

      Deferred tax asset                          $    134,300
      Valuation allowance                             (134,300)
                                                  -------------
      Net deferred tax asset                      $          -
                                                  =============

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Awalt Group, Inc. commenced litigation against M Power in January 2004. This case relates to advertising and promotional services rendered prior to July, 1999. The Plaintiff is requesting $77,189 for actual amounts invoiced and $10,000 in attorney's fees. M Power filed an answer, is defending the lawsuit and believes the statute of limitations has tolled the claim. The case was dismissed by the Federal court in 2005 but the plaintiffs have indicated the intention of re-filing in state court.

11500 Northwest, L.P. commenced litigation against M Power on October 31, 2003. This case relates to a breach of a lease agreement allegedly entered into in 1999 for certain office space M Power never occupied. The suit is for past due rents, broker's commission of $21,806, tenant improvements of $51,439, attorney's fees, costs, and prejudgment interest. M Power intends to defend the lawsuit, deny breach of the alleged lease agreement and believes that the statute of limitations has tolled some or all of the claims.

In A lawsuit was filed by Julie Maranto, the former owner of Texas Source Group, Inc. ("TSG") against us, Texas Source Group, Inc. and Gary Kimmons as CEO. Damages have not been specified. Based on preliminary discovery, M power believes that a favorable outcome of this case for GKI, now M Power, will be reached.

Employment Agreement
--------------------

On February 1, 2003, the M Power entered into a compensation agreement with its president, Mr. Gary Kimmons. The agreement has a three-year term and automatically renews for consecutive one-year Terms. The agreement provides an annual base compensation of $240,000 and non-qualified stock options to 15,000 shares of Common Stock under the Company's 2004 Stock Option Plan, at a purchase price of 110% of the closing market price on the date of grant. Upon his death or disability all unvested warrants will become immediately vested and exercisable. M Power may terminate the agreement for cause, or upon the extended disability or death of Mr. Kimmons. If the agreement is terminated in connection with a change of control, (1) M Power must pay Mr. Kimmons an amount equal to approximately three times the sum of his annual base salary and the average of the last annual incentive bonuses actually paid, (2) all outstanding warrants immediately vest, (3) welfare and fringe benefits are provided for one year, (4) the Company must pay the sum of any earned salary not yet paid.

NOTE 6 - STOCK OPTIONS AND WARRANTS

During 1998, M Power established a stock option plan subsequently amended and now known as the "2004 Stock Option Plan" to promote its interests by attracting and retaining exceptional employees and directors. Any employee is eligible to be designated a participant. The Board has sole and complete authority to determine the employees to whom options shall be granted, the number of each grant and any additional conditions and limitations. The exercise price shall not be less than the fair market value of the underlying shares.

In addition, M Power periodically issues warrants to purchase common stock as an incentive, as compensation for services or settlement of debt to officers, directors, employees, and consultants.

The following table is an analysis of warrants for the purchased of M Power's common stock outstanding as of December 31, 2005 & 2004.

                                      2005                    2004
                         --------------------------  ------------------------
                                          Weighted                  Weighted
                                          Average                   Average
                                          Exercise                  Exercise
                            Shares        Price        Shares       Price
                         ------------  ------------  -----------  -----------
Outstanding, beginning
  of year                      25,753  $       0.34       22,500  $      0.34
Granted                       653,000          0.28      118,056         0.20
Expired/Cancelled                   -          0.34       (2,500)        0.34
Exercised                           -             -     (118,056)           -
                         ------------  ------------  -----------  -----------
Outstanding end of year       678,753  $       0.34       20,000  $      0.20
                         ============  ============  ===========  ===========
Exercisable                   678,753  $       0.34       17,500  $      0.21
                         ============  ============  ===========  ===========

                               Outstanding                  Exercisable
                     --------------------------------  ---------------------
                                 Weighted
                     Number      Average     Weighted  Number       Weighted
                     Outstanding Remaining   Average   Exercisable  Average
Range of             at Dec 31,  Contractual Exercise  at Dec 31,   Exercise
Exercise Prices      2005        Life        Price     2005         Price
-------------------  ----------  ----------  --------  -----------  --------
  $ 0.02               300,000       7.00    $  0.02     300,000    $ 0.02
  $ 0.05               250,000       2.66    $  0.05     250,000    $ 0.05
  $ 0.50               100,000       2.75    $  0.50     100,000    $ 0.50
  $ 0.50                28,253       6.07    $  0.16      28,253    $ 0.16
                     ----------  ----------  --------  -----------  --------
                       678,753       7.55    $  0.12     678,753    $ 0.12
                     ==========  ==========  ========  ===========  ========


NOTE 7 - GAIN ON EXTINGUISHMENT OF DEBT

M Power has certain accounts payable, notes payable, accrued liabilities and accrued interest which have been outstanding for some time. M Power's policy is to write off debts as they become unenforceable, generally within four years of such a written agreement. $799,235 and $940,283 have been written off in 2005 & 2004, respectively.

Additionally, during 2004 M Power recorded a loss on extinguishment of debt of $26,298 relating to certain accounts payable that were paid through the issuance of common stock.

NOTE 8 - IMPAIRMENT OF GOODWILL

As discussed in Note 1, M Power purchased Ascendant TSG, Inc. (TSG) in August 2004 for 42,857,152 common shares valued at $1,500,000. At the purchase date, M Power recorded $1,584,865 in goodwill.

Subsequent to this acquisition, TSG's most significant customer discontinued its relationship with TSG. This customer was the source of approximately 98% of TSG's total revenues for 2004 and approximately 90% of total revenues for 2003. M Power recorded an impairment of goodwill totaling $1,584,865 in December 2004.

In addition, M Power impaired goodwill for $136,839 during 2005 related to its 2004 acquisition of Stellar which discontinued operations in 2005.

NOTE 9 - SUBSEQUENT EVENTS

On April 18, 2006, M Power completed a financing agreement for up to $2,000,000 with private investors. M Power received the first of three traunches of the funding which are expected to be completed over the course of the next several months. The first traunch of funding was in the amount of $700,000. M Power will be issuing to the Investors secured convertible debentures totaling $2,000,000 with a 6% interest rate and a maturity date of April 18, 2009, as these traunches are received. The debentures are convertible into common shares at a discount (using the "Applicable Percentage") of the average of the lowest three (3) trading prices during the twenty (20) trading day period prior to conversion. The Applicable Percentage means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. M Power simultaneously issued to the private investors seven year warrants to purchase 6,000,000 warrants at an exercise price of $0.10.

NOTE 10 - FAILED ACQUISITIONS

In January 2005, M Power attempted to acquire Corazong Music Management B.V., a Dutch corporation for 100 shares of Series B convertible preferred stock valued at $1,260,000 plus a debt funding agreement. Corazong is a music recording and production entity that manages a catalog of music recordings. The acquisition of Corazong was never completed and negotiations were terminated.

In March 2005, M Power attempted to acquire R.S. Entertainment, Inc. ("RSE") for stock to be valued at $1,020,000 plus a debt funding agreement. RSE is a Utah Corporation which provides theatrical film distribution services and strategic market development. The acquisition of RSE was never completed and negotiations were terminated.

In April 2005, M Power attempted to acquire White Canyon, Inc. and Channel Access, Inc. for 1,000,000 shares of Series C convertible preferred stock and a debt funding agreement. In September 2005, negotiations were terminated.

In November 2005, M Power attempted to acquire Tropical Printing, LLC for 9,999,999 shares valued at $450,000 plus a debt funding agreement. Tropical is a Florida corporation providing commercial printing services located in Sarasota, Florida. Although the 9,999,999 shares were issued in contemplation of closing, the acquisition of Tropical Printing was never completed and the shares were subsequently cancelled.

M Power's acquisition agreements provided for the issuance of common shares as a penalty to the principals of proposed acquisition targets in the event they are unable to consummate the transactions. During 2005, M Power issued shares related to such provisions with a fair market value on the date of issuance totaling $13,480. This amount is included in the statement of operations for 2005 as stock for services expense.

NOTE 11 - RELATED PARTY TRANSACTIONS

Related party transactions include transactions with the President and Chief Executive Officer, Mr. Gary Kimmons. Transactions with Mr. Kimmons included in these financial statements include accounts payable and accrued expenses as of December 31, 2005 totaling $35,955. The statement of operations for the years ended December 31, 2005 & 2004 include interest expense to Mr. Kimmons in the amounts of $16,649 and $407, respectively. The statements of cash flows reflect short term borrowings of $269,109 and $12,910 for the years ended December 31, 2005 & 2004, respectively as well as repayments of short-term borrowings in the amounts of $269,109 and $16,296, respectively.

                   M POWER ENTERTAINMNET, INC.

    625,000,000 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION
             WITH THE CONVERSION OF PROMISSORY NOTES

    30,000,000 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION
                  WITH THE EXERCISE OF WARRANTS

                            PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

UNTIL __________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Our Certificate of Incorporation and By-laws provide that we shall indemnify to the fullest extent permitted by Delaware law any person whom we may indemnify thereunder, including our directors, officers, employees and agents. Such indemnification (other than as ordered by a court) shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, our Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of our directors and our stockholders for monetary damages for breach of fiduciary duty as directors.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

     SEC registration fee                         $   1,088.73
     Legal fees and expenses (1)                  $  50,000
     Accounting fees and expenses (1)                10,000
     Miscellaneous and Printing fees (1)          $   1,000
       Total (1)                                  $  62,088.73

       (1) Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

On June 3, 2003 we issued 161,600 restricted shares of common stock to Afterplay Entertainment Inc. and Suns Associates Group for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

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


On June 12, 2003 we issued 100,000 restricted shares of common stock to Benchmark Consulting, Inc. for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On June 18, 2003 we issued 165 restricted shares of common stock to Thomas C. Pritchard for legal services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On June 24, 2003 we issued 125,000 restricted shares of common stock to the George G. Chacas Trust for legal services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On July 2, 2003 we issued 500 restricted shares of common stock to Steve F. Kessler for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On July 28, 2003 we issued 101,250 restricted shares of common stock to Stephen M. Tinkle, Rebecca A. Johnson and R. David Kelley for consulting services rendered, and W.D. Brown, Darlene Brown, Frank E. Yorek and Frances Yorek pursuant to a share purchase agreement. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On November 10, 2003 we issued 500 restricted shares of common stock to William D. Brown, Darlene Brown, Frank E. Yorek and Frances Yorek pursuant to a share purchase agreement. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On November 12, 2003 we issued 252,000 restricted shares of common stock to BMA Ventures, Inc. for consulting services rendered, and William D. Brown, Darlene Brown, Frank E. Yorek and Frances Yorek pursuant to a share purchase agreement. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On January 5, 2004, we issued 445,830 restricted shares of common stock to Deanna Slater for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On March 8, 2004, we issued 1,200,000 restricted shares of common stock to ZA Consulting LLC for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On March 31, 2004, we issued 12,195,122 restricted shares of common stock to Gary F. Kimmons for services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On April 28, 2004, we issued 4,852,504 restricted shares of common stock to Deanna Slater for consulting services rendered, Joe Pickell and Elaine Leonard pursuant to a share purchase agreement, and D. Scott Elliott for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On July 16, 2004, we issued 8,025,211 restricted shares of common stock to Sunil Nariani for an attempted acquisition. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On August 27, 2004, we issued 42,857,143 restricted shares of common stock to Julie Maranto for an attempted acquisition. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On February 18, 2005, we issued 4,500,000 restricted shares of common stock to Gary F. Kimmons for services rendered. Such shares were transferred to Damien Lance Kimmons. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On May 26, 2005, we issued 18,500,000 restricted shares of common stock to Gordon Jones and Sheila Testa for consulting services rendered, Alan Howarth for an attempted acquisition, and Gary F. Kimmons for services rendered pursuant to an employment agreement. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On July 12, 2005, we issued 215,625 restricted shares of common stock to Wade Brooks for services rendered, and Stephen Elderkin for an attempted acquisition. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On September 28, 2005, we issued 50,000 restricted shares of common stock to Meir Duke and Sharon Shayner for consulting services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under
Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On November 21, 2005, we issued 9,999,999 restricted shares of common stock to Steven Reuther and Samuel Mauro in consideration for the attempted acquisition of their shares of Tropical Printing LLC. The issuance was valued at $.045 per share or $450,000. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These shares were subsequently canceled and the attempted acquisition terminated.

On January 16, 2006, we issued 7,800,000 restricted shares of common stock to Clarence Urban, Stephen Urban,and Aaron Urban in consideration for an attempted acquisition. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. These shares were subsequently canceled and the attempted acquisition terminated.

On February 16, 2006, we issued 100,000 restricted shares of common stock to Lori Doughty as a performance bonus for services rendered. No underwriters were involved in the transactions and no commissions were paid. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering.

On April 18, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC. The initial funding of $700,000 was completed on April 18, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $77,700; AJW Offshore, Ltd. invested $413,350; AJW Qualified Partners, LLC invested $199,500 and New Millenium Capital Partners II, LLC invested $9,450. The parties received the following amount of warrants: AJW Capital Partners, LLC - 3,330,000 warrants; AJW Offshore, Ltd. - 17,715,000 warrants; AJW Qualified Partners, LLC - 8,550,000 warrants; and New Millenium Capital Partners II, LLC - 405,000. The callable secured convertible notes are convertible into shares of our common stock based upon an average of the lowest three intra-day trading prices of our common stock during the 20 days immediately prior to the conversion date multiplied by a discount of 40%. The exercise price of the warrants is $.10 per share. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible notes and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934.

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


When we file this registration statement, we will receive an additional $600,000 (evidenced by a Callable Secured Convertible Note). There is a final funding commitment of $700,000 (evidenced by a Callable Secured Convertible
Note) when our registration statement becomes effective.

The convertible notes and the warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The note holders set forth above were each sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the note holders set forth above had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:
The following exhibits are attached or incorporated by reference as part of this registration statement:

EXHIBIT   DESCRIPTION

2.1 Corporate Reorganization Agreement between the Company and Julie Maranto, dated August 13, 2004 (included as Exhibit 2.1 to the Form 8-K filed August 19, 2004, and incorporated herein by reference).

3.1 Amended and Restated Certificate of Incorporation, dated August 11, 1995 (included as Exhibit 3.(i) to the Form 10-SB12G filed January 24, 1997, and incorporated herein by reference).

3.2 Amended and Restated Bylaws, dated August 11, 1995 (included as Exhibit 3.(ii) to the Form 10-SB12G filed January 24, 1997, and incorporated herein by reference).

3.3 Certificate of Amendment to the Certificate of Incorporation (included as Exhibit 3.3 to the Form 10-KSB filed September 14, 1998, and incorporated herein by reference).

3.4 Certificate of Amendment to the Certificate of Incorporation (included as Exhibit 3.(i) to the Form 10-QSB filed May 5, 2003, and incorporated herein by reference).

3.5 Certificate of Amendment to the Certificate of Incorporation (included as exhibit 3.1 to the Current Report of Form 8-K on May 19, 2005, and incorporated herein by reference).

4.1 Registration Rights Agreement between the Company and Benchmark Consulting Inc., dated May 30, 2003 (included as Exhibit 10.37 to the Form 10-QSB filed August 18, 2003, and incorporated herein by reference).

4.2 Warrant Agreement between the Company and Benchmark Consulting Inc., dated May 30, 2003 (included as Exhibit 10.38 to the Form 10-QSB filed August 18, 2003, and incorporated herein by reference).

4.3 Amended and Restated Certificate of Designation for Series B Convertible Preferred Stock, dated March 2, 2005 (included as Exhibit 4.1 to the Form 8-K filed March 10, 2005, and incorporated herein by reference).

4.4 Certificate of Designation for Series C Convertible Preferred Stock, dated April 1, 2005 (included as Exhibit 4.1 to the Form 8-K filed April 13, 2005, and incorporated herein by reference).

4.5   Certificate of Designation of Series of Preferred Stock (included as
      Exhibit 3.1 to Form 8-K filed January 25, 2006 and incorporated herein by reference)

5.1   Opinion and Consent of Anslow & Jaclin, LLP

10.1 Promissory Note between the Company and BDO Seidman LLP, dated June 2, 2002 (included as Exhibit 10.22 to the Form 8-K filed November 6, 2002, and incorporated herein by reference).

10.2 Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2003, dated April 1, 2003 (included as Exhibit 4.2 to the Form S-8 Filed May 12, 2003, and incorporated herein by reference).

10.3 2004 Stock Option Plan (included as Exhibit 4.1 to the Form S-8 filed April 5, 2004, and incorporated herein by reference).

10.4 Consulting Agreement between the Company and Deanna Slater, dated May 14, 2004 (included as Exhibit 10.68 to the Form 10-QSB filed May 19, 2004, and incorporated herein by reference).

10.5 Referral Fee Agreement between the Company and Shay Kronfeld, dated July 23, 2004 (included as Exhibit 10.23 to the Form 10-QSB filed November 22, 2004, and incorporated herein by reference).

10.6 Sublease Agreement between the Company and 432 Group, LLC, dated October 1, 2004 (included as Exhibit 10.25 to the Form 10-QSB filed November 22, 2004, and incorporated herein by reference).

10.7 Letter re: Agreement to retain Rubenstein Investor Relations, Inc., dated September 15, 2004 (included as Exhibit 99.2 to the Form 8-K filed September 27, 2004, and incorporated herein by reference).

10.8 Referral Fee Agreement between the Company and Wade Brooks, dated August 30, 2004 (included as Exhibit 10.27 to the Form 10-QSB filed November 22, 2004, and incorporated herein by reference).

10.9 Referral Fee Agreement between the Company and Barry Bergman, dated September 9, 2004 (included as Exhibit 10.28 to the Form 10-QSB filed November 22, 2004, and incorporated herein by reference).

10.10 Referral Fee Agreement between the Company and Hantman & Associates and/or Robert Hantman, dated August 27, 2004 (included as Exhibit 10.29 to the Form 10-QSB filed November 22, 2004, and incorporated herein by reference).

10.11 Amended 2004 Stock Option Plan (included as Exhibit 4.1 to the Form S-8 filed December 28, 2004, and incorporated herein by reference).

10.12 Consulting Agreement between the Company and Alan Howarth, dated May 18, 2005 (included as Exhibit 10.80 to the Form 10QSB for June 30, 2005 and filed on August 22, 2005 and incorporated herein by reference).

10.13 Purchase Agreement between the Company and Alan Howarth, Gordon Jones, Gary Kimmons, and Sheila Testa, dated May 25, 2005 (included as Exhibit
      10.81 to the Form 10QSB for June 30, 2005 and filed on August 22, 2005 and incorporated herein by reference).

10.14 Purchase Agreement between the Company and Sunil Nariani, dated May 31, 2005 (included as Exhibit 10.82 to the Form 10QSB for June 30, 2005 and filed on August 22, 2005 and incorporated herein by reference).

10.15 Consulting Services Agreement between the Company and Ronald C. Rogers, dated July 13, 2005 (included as Exhibit 10.83 to the Form 10QSB for June 30, 2005 and filed on August 22, 2005 and incorporated herein by reference).

10.16 Consulting Services Agreement between the Company and William R. Slaughter, dated July 13, 2005 (included as Exhibit 10.84 to the Form 10QSB for June 30, 2005 and filed on August 22, 2005 and incorporated herein by reference).

10.17 Consulting Services Agreement between the Company and Mark Laisure, dated May 15, 2005 (included as Exhibit 10.85 to the Form 10QSB for June 30, 2005 and filed on August 22, 2005 and incorporated herein by reference).

10.18 Consulting Services Agreement between the Company and Sheila Testa Dated May 15 2005 (Filed with Form 10-KSB on April 20, 2006 as Exhibit 10.18, and incorporated herein by reference)

10.19 Consulting Services Agreement between the Company and Bill Macdonald dated June 16, 2005 (Filed with Form 10-KSB on April 20, 2006 as Exhibit
      10.19 and incorporated herein by reference)

10.20 Investment Banking Agreement between the Company and Santa Fe Capital dated August 19, 2005 (Filed with Form 10-KSB on April 20, 2006 as
      Exhibit 10.20 and incorporated herein by reference)

10.21 Consulting Services Agreement between the Company and Sharon Shayner dated September 9, 2005 (Filed with Form 10-KSB on April 20, 2006 as
      Exhibit 10.21 and incorporated herein by reference)

10.22 Consulting Services Agreement between the Company and Meir Duke dated September 9, 2005 (Filed with Form 10-KSB on April 20, 2006 as Exhibit
      10.22 and incorporated herein by reference)

10.23 Amended 2004 Stock Option Plan (included as Exhibit 4.1 to the Form S-8 filed September 1, 2005, and incorporated herein by reference)

10.24 Investor Relations Agreement between the Company and Prestige Procurement and Networking Services dated October 28, 2005 (Filed with Form 10-KSB on April 20, 2006 as Exhibit 10.24 and incorporated herein by reference)

10.25 Consulting Services Agreement between the Company and Sheila Testa dated November 16, 2005 (Filed with Form 10-KSB on April 20, 2006 as Exhibit
      10.25 and incorporated herein by reference)

10.26 Purchase Agreement between the Company and Steven Reuther and Samuel Mauro, dated November 21, 2005 (included as Exhibit 2.1 to the Form 8-K filed December 15, 2005, and incorporated herein by reference).

10.27 Employment Agreement between the Company and Tropical Printing LLC. and Steven Reuther, dated November 22, 2005 (Filed with Form 10-KSB on April 20, 2006 as Exhibit 10.27 and incorporated herein by reference)

10.28 Employment Agreement between the Company and Tropical Printing LLC. and Samuel Mauro, dated November 22, 2005 (Filed with Form 10-KSB on April 20, 2006 as Exhibit 10.28 and incorporated herein by reference)

10.29 Non-Employee Director Agreement between the Company and Dick Meador, dated December 31, 2005 (Filed with Form 10-KSB on April 20, 2006 as
      Exhibit 10.29 and incorporated herein by reference)

10.30 Agency Agreement between the Company and Steven Reuther, dated December 13, 2005 (Filed with Form 10-KSB on April 20, 2006 as Exhibit 10.30 and incorporated herein by reference)

10.31 Repurchase Agreement between the Company and Steven Reuther and Samuel Mauro, dated March 10, 2006. (Filed with Form 10-QSB on May 17, 2006 as
      Exhibit 10.31 and incorporated herein by reference)

10.32 Callable Secured Note between the Company and AJW Partners LLC., dated April 18,2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.32 and incorporated herein by reference)

10.33 Callable Secured Note between the Company and AJW Offshore LTD., dated April 18,2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.33 and incorporated herein by reference)

10.34 Callable Secured Note between the Company and AJW Qualified Partners, LLC, dated April 18, 2006 (Filed with Form 10-QSB on May 17, 2006 as
      Exhibit 10.34 and incorporated herein by reference)

10.35 Callable Secured Note between the Company and New Millennium Capital Partners II, LLC., dated April 18, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.35 and incorporated herein by reference)

10.36 Stock Purchase Warrant between the Company and AJW Partners LLC., dated April 18, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.36 and incorporated herein by reference)

10.37 Stock Purchase Warrant between the Company and AJW Offshore LTD., dated April 18, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.37 and incorporated herein by reference)

10.38 Stock Purchase Warrant between the Company and AJW Qualified Partners, LLC., dated April 18, 2006(Filed with Form 10-QSB on May 17, 2006 as
      Exhibit 10.38 and incorporated herein by reference)

10.39 Stock Purchase Warrant between the Company and New Millennium Capital Partners II, LLC., dated April 18, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.39 and incorporated herein by reference)

10.40 Security Agreement between the Company and AJW Qualified Partners, LLC., AJW Offshore LTD., AJW Partners, LLC. and New Millennium Capital Partners II, LLC., dated April 18, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.40 and incorporated herein by reference)

10.41 Intellectual Property Security Agreement between the Company and AJW Qualified Partners, LLC., AJW Offshore LTD., AJW Partners, LLC. and New Millennium Capital Partners II, LLC., dated April 18, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.41 and incorporated herein by reference)

10.42 Registration Rights Agreement between the Company and AJW Qualified Partners, LLC., AJW Offshore LTD., AJW Partners, LLC. and New Millennium Capital Partners II, LLC., dated April 18, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.42 and incorporated herein by reference)

10.43 Securities Purchase Agreement between the Company and AJW Qualified Partners, LLC., AJW Offshore LTD., AJW Partners, LLC. and New Millennium Capital Partners II, LLC., dated April 18, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.43 and incorporated herein by reference)

10.44 Stock Purchase Warrant between the Company and E-Lionheart Associates, LLC/ DBA Fairhills Capital dated April 18, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.44 and incorporated herein by reference)

10.45 Structuring Agreement between the Company and Lionheart Associates, LLC/ DBA Fairhills Capital dated March 6, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.45 and incorporated herein by reference)

10.46 Consulting Agreement between the Company and Lisa Fincher dated January 11, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit 10.46 and incorporated herein by reference)

10.47 Consulting Agreement between the Company and D. Scott Elliott dated January 11, 2006. (Filed with Form 10-QSB on May 17, 2006 as Exhibit
      10.47 and incorporated herein by reference)

21.1 List of Subsidiaries (Filed Form 10-KSB/A1 on April 21, 2006 and incorporated herein by reference)

23.1  Consent of Malone & Bailey PC, Independent Registered Public Accounting
      Firm

23.2 Consent of HJ & Associates, LLC, Independent Registered Public Accounting Firm

24.1  Power of Attorney (included on signature page of Registration Statement)


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


ITEM 28.     UNDERTAKINGS.

(A)   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)   Undertaking Required by Regulation S-B, Item 512(e).
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)  Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

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

                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 18th day of May, 2006.

                         M POWER ENTERTAINMENT, INC.

                         By:  /S/ Gary F. Kimmons
                              ---------------------------
                              GARY F. KIMMONS

                              Chairman of the Board of Directors,
                              President, Chief Executive Officer
                              and Chief Financial Officer



                        POWER OF ATTORNEY

The undersigned directors and officers of M Power Entertainment, Inc. hereby constitute and appoint Gary F. Kimmons, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE                           DATE

/S/ Gary F. Kimmons       President, Chief Executive Officer,
GARY KIMMONS              Chief Financial Officer and Director   May 18, 2006


/S/ Dick Meador           Director                               May 18, 2006
DICK MEADOR


/S/ Kathryn Kimmons       Secretary and Director                 May 18, 2006
KATHRYN KIMMONS


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